Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-262003

PROSPECTUS SUPPLEMENT NO. 7

(to Prospectus dated February 9, 2022)

The Greenrose Holding Company Inc.

Up to 29,716,728 Shares of Common Stock

(including 17,910,000 shares of Common Stock issuable upon exercise of Warrants)

Up to 660,000 Warrants Exercisable for Common Stock

This prospectus supplement supplements the prospectus dated February 9, 2022 (as amended and supplemented from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-l (No. 333-262003) that was declared effective on February 9, 2022 (as amended with the Post-Effective Amendment No. 1 that was filed on June 10, 2022). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in (i) our quarterly report for the quarter ended September 30, 2022 on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2022 (the “Quarterly Report”), and (ii) our current report on Form 8-K, filed with the Securities and Exchange Commission on November 14, 2022 (the “Current Report”). Accordingly, we have attached the Quarterly Report and the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of (i) 17,910,000 shares of our common stock, $0.0001 par value per share (our “Common Stock”), issuable upon exercise of warrants to purchase Common Stock; (ii) 5,000,000 shares of Common Stock held by the former equity holders of Theraplant, LLC (“Theraplant”) in connection with the Theraplant Merger (defined below); (iii) 2,266,350 shares of our Common Stock held or that will be held by our sponsor, Greenrose Associates LLC (our “Sponsor”); (iv) 4,430,378 shares of our Common Stock issued to True Harvest, LLC in connection with the True Harvest Acquisition (defined below); (v) 88,000 shares of our Common Stock and 528,000 private warrants (the “Private Warrants”, which upon any sale will become public warrants) held by Imperial Capital, LLC, the representative of the underwriters in our initial public offering (“Imperial”); and (vi) 22,000 shares of our Common Stock and 132,000 Private Warrants held by I-Bankers Securities, Inc, an underwriter in our initial public offering (“I-Bankers” and, together with Theraplant, our Sponsor and Imperial, the “Selling Stockholders”).

We are not selling any securities under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale of our Common Stock by the Selling Stockholders, except with respect to amounts received by us upon exercise of the Warrants.

The Selling Stockholders may sell the shares of Common Stock and Private Warrants, as applicable, included in the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section of the Prospectus entitled “Plan of Distribution.” Each of the Selling Stockholders is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Our Common Stock and our public warrants (our “Public Warrants”) are traded on The Over The Counter “OTCQX” Market and OTCQB Market under the symbols “GNRS” and “GNRS.W,” respectively. On November 14, 2022, the closing price of our Common Stock was $0.7001 per share and the closing price of our Public Warrants was $0.0551 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus (as amended and supplemented from time to time) and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus and this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒ Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended September 30, 2022

☐ Transition Report Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

For the transition period from ________ to _________

Commission File Number 001-39217

THE GREENROSE HOLDING COMPANY INC.

(Exact name of registrant as specified in its charter)

Delaware	84-2845696
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

111 Broadway Amityville, NY	11701
(Address of principal executive offices)	(zip code)

(516) 346-5270

(Issuer’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Units, each consisting of one share of common stock and one redeemable warrant	OTC Pink
Common stock, par value $0.0001 per share	OTCQX
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	OTCQB

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirement for the past 90 days. Yes ☐ No ☒

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. Yes ☐ No ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 07, 2022, there were 17,683,344 shares of common stock, par value $0.0001 per share issued and outstanding.

THE GREENROSE HOLDING COMPANY INC.

FORM 10-Q

i

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements.

The accompanying interim consolidated financial statements of The Greenrose Holding Company Inc. (the “Company”) should be read in conjunction with the 10-K that was filed with the United States Securities and Exchange Commission (the “SEC”). The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, since they are interim statements, the accompanying consolidated financial statements do not include all the information and notes required by GAAP for complete financial statement presentation. In the opinion of management, the interim consolidated financial statements reflect all adjustments (consisting of normal, recurring adjustments) that are necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

In the opinion of management, the consolidated financial statements contain all material adjustments, consisting only of normal adjustments considered necessary to present fairly the financial condition, results of operations, and cash flows of the Company for the interim periods presented.

The Greenrose Holding Company Inc.

Condensed Consolidated Balance Sheets

As of September 30, 2022 and December 31, 2021

(in thousands, except share amounts)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$962	$7,240
Restricted Cash	4	1,817
Marketable Security	-	1,694
Accounts Receivable, net	1,954	1,197
Inventories	11,878	12,513
Prepaid expenses and other current assets	627	3,031
Total current assets	15,425	27,492
Intangible assets, net	101,834	113,684
Property and equipment, net	24,671	25,209
Goodwill	32,637	71,658
Other assets	1,199	1,050
Total assets	$175,766	$239,093
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$15,493	$18,916
Current Tax Payable	2,149	38
Current Portion of Note Payable	132,317	106,015
Convertible Promissory Note - Related Parties	-	2,000
Promissory Notes - Related Parties	-	641
Due to Related Parties	846	846
Due to Prior Members	258	1,130
Other Current Liabilities	-	1,340
Total current liabilities	151,063	130,926
Contingent Consideration	56	20,880
Note Payable, Net of Current Portion	9,573	-
Private Warrants Liabilities	541	436
Warrant Liabilities	-	16,601
Derivative Liability	-	1,167
Total liabilities	161,233	170,010
Commitments and contingencies

Stockholders’ Equity
Common stock, $0.0001 par value; 150,000,000 shares authorized; 17,683,344 and 16,061,190 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively.	2	2
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Additional paid-in capital	77,248	70,859
Accumulated deficit	(62,717)	(1,778)
Total Stockholders’ Equity	14,533	69,083
Total liabilities and Stockholders’ Equity	$175,766	$239,093

The accompanying notes are an integral part of these condensed consolidated financial statements.

The Greenrose Holding Company Inc.

Condensed Consolidated Statements of Operations (Unaudited)

For the three and nine months ended September 30, 2022 and 2021

(in thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	Successor	Predecessor	Successor	Predecessor
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
Revenue	$7,849	$6,236	$25,229	$19,956
Cost of Goods Sold	5,246	2,187	17,896	7,012
Gross Profit	2,603	4,049	7,333	12,944
Expenses from Operations
Selling and Marketing	25	12	78	199
General, and Administrative	4,609	850	12,881	2,845
Depreciation and Amortization	3,968	15	11,913	41
Asset impairment	33,154	-	33,154	-
Total Expenses from Operations	41,756	877	58,026	3,085
Income (Loss) From Operation	(39,153)	3,172	(50,693)	9,859
Other income (expense):
Other income (expense), net	(1,008)	-	(773)	-
Interest Expense, net	(10,113)	(58)	(23,642)	(135)
Gain on Settlement of Financial Instruments	1,683	-	1,683	-
Change in Fair Value in Financial Instruments	13,504	-	14,668	-
Total other income (expense), net	4,066	(58)	(8,064)	(135)

Income (Loss) Before Provision for Income Taxes	(35,087)	3,114	(58,757)	9,724

Provision for Income Taxes	(948)	(262)	(2,182)	(812)
Net Income (Loss)	$(36,035)	$2,852	$(60,939)	$8,912

Successor earnings per share
Earnings per common share
Basic and diluted	$(2.18)		$(3.64)

Weighted average shares outstanding
Basic and diluted	16,536,985		16,747,807

Predecessor earnings per share
Net Income per share – basic and diluted – attributable to:
Angel Founder Units		$13.79		$43.10
Series A Units		$13.80		$43.11
Series R Units		$13.80		$43.11

Weighted average shares – basic and diluted – attributable to:
Angel Founder Units		110,000		110,000
Series A Units		42,761		42,761
Series R Units		54,000		54,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

The Greenrose Holding Company Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Equity/Members’ Equity (Unaudited)

For the three and nine months ended September 30, 2022 and 2021

	Successor
(in thousands except share amounts)	Common Stock	Amount	Additional Paid In Capital	Accumulated (Deficit)	Total Stockholder’s Equity
Balance at December 31, 2021	16,061,190	$2	$70,859	$(1,778)	$69,083
Issuance of stock options	-	-	225	-	225
Settlement of Investor Shares released from lockup	-	-	1,390	-	1,390
Issuance of shares in settlement of promissory note	685,289	-	2,864	-	2,864
Issuance of shares to board members	73,700	-	387	-	387
Issuance of shares to Investor	753,165	-	1,000	-	1,000
Issuance of shares to vender	11,905	-	50	-	50
Net Loss	-	-	-	(14,568)	(14,568)
Balance at March 31, 2022	17,585,249	$2	$76,775	$(16,346)	$60,431
Shares issued for repayment of Imperial Note	64,312	-	250	-	250
Net Loss	-	-	-	(10,336)	(10,336)
Balance at June 30, 2022	17,649,561	$2	$77,025	$(26,682)	$50,345
Shares issued for repayment of Imperial Note	33,783	-	75	-	75
Issuance of stock options			148		148
Net Loss				(36,035)	(36,035)
Balance at September 30, 2022	17,683,344	$2	$77,248	$(62,717)	$14,533

Predecessor
(in thousands)	Total Members’ Equity
Balance, December 31, 2020	$12,245
Distributions to Members	-
Net Income	2,792
Balance at March 31, 2021	$15,037
Distributions to Members	(4,000)
Net Income	3,268
Balance at June 30, 2021	$14,305
Distributions to Members	(3,000)
Net Income	2,852
Balance at September 30, 2021	$14,157

The accompanying notes are an integral part of these condensed consolidated financial statements.

The Greenrose Holding Company Inc.

Condensed Consolidated Statement of Cash Flows (Unaudited)

For the nine months ended September 30, 2022 and 2021

(in thousands)

	Successor	Predecessor
	September 30,	September 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(60,939)	$8,912
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	13,858	617
Change in fair value in financial instruments	1,346	-
Gain/loss on settlement of financial instruments	(1,683)	-
Asset impairment	33,154	-
Gain on contingent consideration	(15,204)	-
Share based compensation	810	-
Amortization of debt discount & issuance fees	4,764	-
Interest Expense – PIK	6,933	-

Change in operating assets and liabilities:
Accounts receivable	(757)	40
Prepaid expenses and other assets	2,280	(7)
Inventories	635	56
Accounts payable and accrued liabilities	6,906	229
Deferred tax liabilities	2,111	1
Net Cash Provided by (Used in) Operating Activities	(5,786)	9,848

Cash flows from investing activities:
Purchases of property and equipment	(1,470)	(4,799)
Proceeds from sale of investment	385	-
Net cash used in investing activities	(1,085)	(4,799)

Cash flows from financing activities:
Proceeds from notes payable	-	3,650
Principal repayments of notes payable	(1,220)	(51)
Distributions to members	-	(7,170)
Net Cash Used in Financing Activities	(1,220)	(3,571)

Net increase (decrease) in cash, cash equivalents and restricted cash	(8,091)	1,478
Cash, cash equivalents and restricted cash, beginning of period	9,057	2,263
Cash, cash equivalents and restricted cash, end of period	$966	$3,741

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	962	3,741
Restricted cash	4	-
Total cash, cash equivalents and restricted cash, end of period	$966	3,741

Supplemental disclosure of cash flow information
Cash paid for interest (net of interest capitalized)	$5,190	$135
Cash paid for income taxes	$70	$-

Supplemental disclosure of non-cash investing and financing activities
Investor shares released from lockup	$1,390	$-
Investor share settled liabilities	$1,325	$-
Settlement of Sponsor Notes	$2,640	$-
Reclass of accrued liability to note payable	$10,423	$-
Goodwill measurement period adjustment	$5,867	$-
Warrant cash exercise conversion to debt	$15,300	$-
Capital expenditures payable	$241	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

The Greenrose Holding Company Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Nature of Operations and Summary of Significant Accounting Policies

The Company was originally incorporated in Delaware on August 26, 2019 under the name Greenrose Acquisition Corp., as a special purpose acquisition company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities as completed on the Closing Date.

On November 24, 2021, the Company changed the name to The Greenrose Holding Company Inc. (“Greenrose”, the “Company”, or “Successor”) and on November 26, 2021 (the “Closing Date”), the Company consummated its business combination (the “Theraplant Merger” or “Theraplant Business Combination”) with Theraplant, LLC, a Connecticut limited liability company (“Theraplant” or “Predecessor”), a private operating company. The Theraplant Business Combination was consummated pursuant to the Agreement and Plan of Merger dated March 12, 2021 (as amended pursuant to that certain Amendment No. 1, dated as of August 10, 2021, to the Agreement and Plan of Merger (“Amendment No. 1”), and that certain Amendment No. 2, dated as of November 26, 2021, to the Agreement and Plan of Merger (“Amendment No. 2”), collectively, the “Theraplant Merger Agreement”), pursuant to which GNRS CT Merger Sub, a Connecticut limited liability company and a wholly-owned subsidiary of Greenrose (“TPT Merger Sub”) was merged with and into Theraplant, with Theraplant surviving the Merger as a wholly owned subsidiary of Greenrose. The financial results described herein for the dates and periods prior to the Theraplant Business Combination relate to the operations of the Predecessor prior to the consummation of the Theraplant Business Combination. The Consolidated Financial Statements after the Closing Date include the accounts of the Company and its wholly owned subsidiaries including Theraplant.

On December 31, 2021, the Company and True Harvest Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“TH Buyer”), and True Harvest, LLC, an Arizona limited liability company (“True Harvest”), consummated the acquisition of substantially all of True Harvest’s assets and the assumption of certain of True Harvest’s liabilities (the “True Harvest Acquisition”), pursuant to that certain Asset Purchase Agreement dated March 12, 2021, as amended by that Amendment No. 1 to the Asset Purchase Agreement dated July 2, 2021, that certain Amendment No. 2 to the Asset Purchase Agreement dated October 28, 2021, and that certain Amendment No. 3 to the Asset Purchase Agreement dated December 31, 2021 (as it may be amended from time to time, the “Asset Purchase Agreement”).

The Company, through its wholly owned subsidiaries (Theraplant and True Harvest) is a multi-state grower and producer of cannabis products dedicated to providing patients options to improve their wellbeing. Theraplant is a Connecticut State licensed marijuana producer that hand selects premium cannabis genetics grown in a controlled, clean environment, under the watch of an award-winning cultivation team, and tested by a third-party laboratory for pesticides and microbiologics. True Harvest cultivates, manufactures, and sells medical marijuana in the State of Arizona, under a cultivation agreement with a third-party licensor, and holder of a medical marijuana dispensary registration certificate from Arizona Department of Health Services and is authorized to operate an off-site cultivation facility.

Following the transactions stated above, the Company has authorized 150,000,000 shares of common stock with a par value of $0.001 per share, and 1,000,000 shares of Preferred stock with a par value of $0.0001 per share. See Note 13 for additional details.

COVID-19

In March 2020, the World Health Organization declared the coronavirus (COVID-19) a global pandemic. The COVID-19 outbreak and the response of governmental authorities to try to limit it are having a significant impact on the private sector and individuals, including unprecedented business, employment and economic disruptions. Management has been closely monitoring the impact of COVID-19, with a focus on the health and safety of the Company’s employees, business continuity and supporting the communities where the Company operates. The Company has implemented various measures to reduce the spread of the virus, including implementing social distancing measures at its cultivation facilities, manufacturing facilities, and dispensaries, enhancing cleaning protocols at such facilities and dispensaries and encouraging employees to adhere to preventative measures recommended by local, state, and federal health officials.

It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on its business or results of operations at this time.

Liquidity and Going Concern

The Company’s primary sources of liquidity are cash from operations, cash and cash equivalents on hand and private financing. The Company’s primary requirements for liquidity are to fund its working capital needs, debt service, operating lease obligations, capital expenditures and general corporate needs. Theraplant and True Harvest are generating cash from sales. Theraplant is deploying its capital reserves to acquire and develop assets capable of producing additional revenues and earnings over both the immediate and near term to support its business growth and expansion.

As of September 30, 2022, we maintained a cash and cash equivalents balance of $962 thousand and $4 thousand of restricted cash, with $135,638 thousand working capital deficit, and we did not have adequate working capital resources to satisfy our current liabilities. As a result, after taking into account the Company’s cash flow projections, we do not believe the Company will have sufficient cash on hand or available liquidity to meet its obligations in the upcoming reporting periods, and we have substantial doubt regarding our ability to continue as a going concern.

We will need substantial additional capital to fund our operations in future reporting periods. The Company expects cash flows to increase over time, but not sufficiently in the short term to be able to pay for expenses, without raising additional capital. If we are unable to generate additional revenue and obtain financing on acceptable terms, or at all, we will likely be required to cease our operations, pursue a plan to sell our operating assets, or otherwise modify our business strategy, which could materially harm our future business prospects.

As of September 30, 2022, as a result of the substantial doubt about our ability to generate sufficient working capital to satisfy our liabilities and continue as a going concern, the Company has violated the terms of the agreement between the Company, DXR Finance LLC, as Agent, and lenders DXR-GL Holdings I, LLC, DXR-GL Holdings II, LLC, and DXR-GL Holdings III, LLC (collectively, the “Lenders”) to the Credit Agreement dated November 26, 2021 (the “Credit Agreement”) and the Loan Documents under the Credit Agreement. Pursuant to the terms of the Credit Agreement, the Company is required to comply with quantitative ratios including adjusted EBITDA, net leverage ratio and secured net leverage ratios. As of September 30, 2022, the Company has not been in compliance with the financial covenants of the Credit Agreement with respect to the Term Loan (as defined in the Credit Agreement). For these reasons, on October 2, 2022, the Agent for the Lenders under the Credit Agreement gave the Company a Notice of Default and on October 10, 2022 a notice of additional default (collectively, the “Notice of Default”) without invoking acceleration of indebtedness. Upon receipt of the Notice of Default and the occurrence of the corresponding cross defaults, we are required to classify our long-term obligations as current liabilities. Upon the occurrence of such an event of default, if not timely cured, all amounts outstanding under our Credit Agreement could be declared immediately due and payable, which is how our financial statements are presented. If indebtedness under our Credit Agreement is accelerated, there can be no assurance that we will have sufficient assets to repay the indebtedness. The Company has not cured any defaults under the Credit Agreement. But the Company is actively working with the Agent and the Lenders to address the defaults; however, no assurances can be given as to the success of these actions. As reflected in more detail in Note 8, all debt with covenant violations and cross default clauses have been classified as current given the event of default. The only debt not considered current is the Imperial debt not due within the next twelve months which does not have a cross default clause.

In addition to the obligations under the Credit Agreement, the Company has certain debt obligations to sellers, our lender, and vendors which will require cash to meet their requirements. The Company’s ability to continue meeting these contractual obligations will be reliant upon its ability to secure significant additional capital funding or revise the contracts.

On November 10, 2022, the Company entered into Amendment No. 2 to the Credit Agreement with the Credit Agreement Consenting Lenders and DXR Finance, LLC, as Agent pursuant to which the Credit Agreement Consenting Lenders agreed to fund an additional $10,000 thousand of loans to, among other things, allow the Company to continue to operate in the ordinary course and make the necessary payments to the Connecticut state regulator for conversion of Theraplant’s license to adult-use recreational, with $5,000 thousand to be borrowed immediately on the effective date of the Amendment No. 2 to the Credit Agreement and $5,000 thousand to be borrowed in one or more draws thereafter on or before December 31, 2022. The foregoing description of Amendment No. 2 to the Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the Amendment No. 2 to the Credit Agreement, a copy of which is filed on November 14, 2022 as Exhibit 10.2 to the Current Report on Form 8-K and is incorporated herein by reference.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(l) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information, and (ii) the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of our management, our unaudited consolidated financial statements and accompanying notes (the “Consolidated Financial Statements”) include all normal recurring adjustments that are necessary for the fair statement of the interim periods presented. Interim results of operations are not necessarily indicative of results for the full year, or any other period. The Financial Statements should be read in conjunction with our audited consolidated financial statements (and notes thereto) in our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), as filed with the United States Securities and Exchange Commission (“SEC”).

As a result of the Theraplant Business Combination, the Company is the acquirer for accounting purposes and Theraplant is the acquiree and accounting predecessor. Theraplant was determined to be the accounting predecessor as the activity and operations of Theraplant will constitute substantially all the activity of the consolidated company in the period following the Theraplant Business Combination. The Company’s financial statement presentation distinguishes the Company’s financial performance into two distinct periods, the period up to the Closing Date (labelled “Predecessor”) and the period after that date (labelled “Successor”).

The Theraplant Business Combination was accounted for using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired.

Determining the fair value of certain assets and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions. See Note 2 for a discussion of the estimated fair values of assets and liabilities recorded in connection with the Company’s acquisition of Theraplant.

As a result of the application of the acquisition method of accounting as of the Closing Date of the Theraplant Business Combination, the accompanying Consolidated Financial Statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are presented on a different basis and are therefore, not comparable.

The historical financial information of Greenrose Acquisition Corp. (a special purpose acquisition company, or “SPAC”) prior to the Theraplant Business Combination has not been reflected in the Predecessor financial statements which are the only reflective of the financial position and operating results of Theraplant. Accordingly, no other activity of the SPAC was reported for any period prior to November 26, 2021. We round amounts in the Financial Statements to thousands, except per unit or per share amounts or as otherwise stated. We calculate all percentages, per-unit, and per-share data from the underlying whole-dollar amounts. Thus, certain amounts may not foot, cross foot, or recalculate based on reported numbers due to rounding. Unless otherwise indicated, all references to years are to our fiscal year, which ends on December 31.

Basis of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiaries, Theraplant and True Harvest as well as their wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Correction of Immaterial Errors

During the closing process of third quarter ended September 30, 2022, the Company identified an error in the accounting treatment of the deferred cash payment to Theraplant and the True Harvest convertible promissory note, which should have been accounted for in a similar manner. The error was a discrepancy in the accounting treatment of the Convertible Promissory Note (“Deferred Cash Payment”) dated November 26, 2021, in the original amount of $10,000 thousand to Theraplant (see Note 8) and the True Harvest Convertible Promissory Note (“Convertible Promissory Note”) dated December 31, 2021, in the original amount of $23,000 thousand (see Note 8). Both the Deferred Cash Payment and the Convertible Promissory Note were treated as consideration and appropriately measured at FV as part of liabilities assumed in connection with the respective business combinations of Theraplant and True Harvest. The Company has historically been recording fair value gains and losses on the Deferred Cash Payment and Convertible Promissory Note, however, the guidance would indicate that any initial fair value discount should be recorded using the imputed interest method and not marked-to-market on each reporting period. As a result of further investigation, the incorrect accounting of interest and fair value gains and losses resulted in an error to net income of approximately $1,377 thousand and $2,681 thousand in Q1 and Q2 YTD FY22, respectively. The Company evaluated the revision in accordance with Accounting Standards Codification (“ASC”) 250, Accounting Changes and Error Corrections and evaluated the materiality of the revision on prior periods’ financial statements in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 108, Quantifying Financial Statement Errors. The Company concluded that the revision was not material to any prior period and therefore, amendments to previously filed reports are not required. In accordance with ASC 250, the Company has corrected the error in the period presented. The Company recorded an out-of-period adjustment in the three and nine months ended September 30, 2022, which both increased Current Portion of Note Payable and decreased Change in Fair Value in Financial Instruments by $1,852 thousand, and increased Interest Expense, net by $829 thousand. This resulted in an increase in Net Loss of $2,681 thousand.

Cash and Cash Equivalents

Cash and cash equivalents include cash deposits in financial institutions, other deposits that are readily convertible into cash, with original maturities of three months or less, and cash held at retail locations. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. At September 30, 2022 and December 31, 2021 the Company had balances of cash totaling approximately $962 thousand and $7,240 thousand, respectively. As of September 30, 2022 and December 31, 2021, we did not hold any cash equivalents.

Restricted Cash

The Company is required to maintain cash collateral for two months of payments of the deferred cash payment incurred in connection with the Theraplant Business Combination discussed in Note 2. Accordingly, this balance contains restrictions as to the availability and usage and is classified as restricted cash in the consolidated balance sheet. As discussed under Liquidity and Going Concern, as of September 30, 2022, the Company did not have adequate working capital resources to satisfy our current liabilities. As a result, the Company has not been able to comply with the aforementioned covenant of maintaining cash collateral for two months of payments of the deferred cash payment, nor the Company has been able to meet its monthly payment obligations for the deferred cash payment (see Item 1. Legal Proceedings for further discussion of litigation filed against the Company alleging Company’s breach of contract under the Merger Agreement).

Marketable Securities

The Company’s marketable securities are classified as trading and reported at fair value, with changes in fair value recognized through the Change in Fair Value of Financial Instruments on the Condensed Consolidated Statements of Operations. Fair value is based on quoted prices for identical assets in active markets. Realized gains and losses are determined on the basis for the actual cost of the securities sold. Dividends on equity securities are recognized in income when declared. No dividends from marketable securities were received during the period.

Accounts Receivable and Allowance for doubtful accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Allowances for doubtful accounts reflect the Company’s estimate of amounts in its existing accounts receivable that may not be collected due to customer claims or customer inability or unwillingness to pay. The allowance is determined based on a combination of factors, including the Company’s risk assessment regarding the creditworthiness of its customers, historical collection experience and length of time the receivables are past due. Though infrequent, if ever, account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. No allowance for doubtful accounts was required as of September 30, 2022 or December 31, 2021.

Prepaid and Other Current Assets

Prepaid and other current assets consist of prepaid insurance premiums, other receivables, and packaging supplies. The Company pays for packaging and other similar products used to finish inventory well in advance of receipt of the goods.

Inventories

The Company’s inventories include the direct costs of seeds, labor, and growing materials, indirect costs such as utilities, labor, depreciation and overhead costs, and subsequent costs to prepare the products for ultimate sale, which include direct costs such as materials and direct labor, and indirect costs such as utilities and indirect labor. All direct and indirect costs related to inventory are capitalized when they are incurred, and they are subsequently classified to Cost of goods sold in the Condensed Consolidated Statements of Operations. Inventories purchased from third parties, which include work in process, finished goods, and packaging and supplies, are valued at the lower of cost and net realizable value. Costs incurred during the growth and production process are capitalized as incurred to the extent that the cost is less than net realizable value. Cost is determined using the weighted average costing method. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs to sell. The Company reviews inventories for obsolete, redundant, and slow-moving goods and any such inventories identified are written down to net realizable value. As of September 30, 2022 and December 31, 2021 no reserve for inventories was required.

On February 8, 2020, one of the Theraplant’s grow rooms had a fire, destroying the plants housed within that room. The inventory was immediately adjusted down to account for the loss of plants. The insurance company paid for the repairs to the room, and a claim is still pending for lost revenues of $1,000 thousand the policy limit.

Property and Equipment, net

Property and equipment is stated at cost, net of accumulated depreciation and impairment losses, if any. Expenditures that materially increase the life of the assets are capitalized. Ordinary repairs and maintenance are expensed as incurred. Land and construction in process are not depreciated Depreciation is calculated on a straight-line basis over the estimated useful life of the asset using the following terms and methods:

Land Improvements	5 Years
Buildings and Improvements	10 - 39 Years
Furniture and Fixtures	1 - 7 Years
Computer Equipment and Software	2 - 3 Years
Vehicles	3 - 8 Years
Production and Processing Equipment	1 - 7 Years
Controls	3 - 14 Years
Leasehold Improvements	Shorter of 10 Years or Lease term

Income Taxes

Deferred taxes are provided using an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance is recorded to reduce the carrying amount of a deferred tax asset to its realizable value unless it is more likely than not that such asset will be realized. We recognize interest and penalties associated with tax matters as part of the income tax provision, if any, and include accrued interest and penalties with the related tax liability in the Condensed Consolidated Balance Sheet, if applicable.

Deferred tax assets and liabilities are measured using the enacted taxes rates. The effect on deferred tax assets and liabilities of a change in tax law or tax rates is recognized in income in the period that enactment occurs. As discussed further in Note 11, the Company is subject to the limitations of Internal Revenue Code of 1986, as amended (“IRC”) Section 280E. Prior to the Theraplant Business Combination, the Predecessor’s members had elected to have the Predecessor treated as a partnership for income tax purposes. As such, the items of income, loss, deduction, and credit are passed through to, and taken into account by, the Predecessor’s members in computing their own taxable income.

The Predecessor is subject to the limits of IRC Section 280E under which it is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E.

The deferred tax amounts contained within Condensed Consolidated Balance Sheets arise from timing differences between federal and state depreciation regulations. There are no deferred tax liabilities on the Condensed Consolidated Balance Sheets as of September 30, 2022 and December 31, 2021.

Revenue Recognition

For the periods ended September 30, 2022 and the periods ended September 30, 2021, the Company has adopted Financial Accounting Standards Board (“FASB”) Audit Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” and all the related amendments, which are also codified into Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers”.

Through application of this standard, the Company recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

In order to recognize revenue under ASC 606, the Company applies the following five (5) steps:

●	Identify a customer along with a corresponding contract;

●	Identify the performance obligation(s) in the contract to transfer goods or provide distinct services to a customer;

●	Determine the transaction price the Company expects to be entitled to in exchange for transferring promised goods or services to a customer;

●	Allocate the transaction price to the performance obligation(s) in the contract;

●	Recognize revenue when or as the Company satisfies the performance obligation(s).

Under Topic 606, revenue from the sale of cannabis products is a single performance obligation and revenue is recognized at the point in time when control of the product transfers and the Company’s obligations have been fulfilled. This generally occurs upon delivery and acceptance by the customer. Amounts disclosed as revenue are net of allowances, discounts, and rebates. Payment is typically due upon transferring the goods to the customer or within a specified time period permitted under the Company’s policy. Sales discounts were not material during the three and nine month periods ended September 30, 2022 and the three and nine month periods ended September 30, 2021.

A significant customer is defined to be those that individually comprise 10% or more of the Company’s revenues or accounts receivable. The following table reflects the revenues and accounts receivable for customers determined to be significant for the three months and nine months ended September 30, 2022 and September 30, 2021 and as of September 30, 2022 and December 31, 2021, respectively.

	Accounts Receivable		Revenue For the		Revenue For the
	As of		Nine Months Ended		Three Months Ended
	September 30, 2022	December 31, 2021	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Customer A	15%	25%	16%	27%	17%	26%
Customer B	19%	20%	15%	17%	16%	18%
Customer C	*	16%	*	*	*	*
Customer D	*	*	*	15%	*	15%
Customer F	13%	17%	12%	14%	10%	15%

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including accounts receivable, marketable securities, accounts payable, accrued liabilities, and short-term borrowings, approximate fair value due to the short maturity of these instruments.

It is the Company’s policy, in general, to measure nonfinancial assets and liabilities at fair value on a nonrecurring basis. These items are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (such as evidence of impairment) which, if material, are disclosed in the accompanying notes to these consolidated financial statements.

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3:	Inputs for the asset or liability that are not based on observable market data.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes and related disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from the estimates.

The Company is subject to a number of risks similar to those of other companies of similar size and having a focus on serving the cannabis industry, including limited number of suppliers, acquisitions and integration, and government regulations.

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets such as property and equipment in accordance with FASB ASC Topic No. 360, “Accounting for the Impairment or Disposal of Long-lived Assets” (“ASC 360”).

Management reviews long-lived assets for impairment whenever changes in events or circumstances indicate the assets may be impaired, but no less frequently than annually. Pursuant to ASC 360, an impairment loss is to be recorded when the net book value of an asset exceeds the undiscounted cash flows expected to be generated from the use of the asset. If an asset is determined to be impaired, the asset is written down to its realizable value, and the loss is recognized in the consolidated statement of operations in the period when the determination is made. No impairment charges for long-lived assets have been recorded for the three and nine months ended September 30, 2022 and 2021.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250 thousand. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Advertising

Advertising amounts are expensed as incurred. Advertising expenses for the three and nine months ended September 30, 2022 totaled $25 thousand $78 thousand, respectively. Advertising expenses for the three and nine month period ended September 30, 2021, totaled $12 thousand and $199 thousand, respectively.

Earnings Per Share

Basic and diluted earnings per share (“EPS”) are calculated in accordance with ASC 260, Earnings Per Share (“ASC 260”). Basic EPS is calculated by dividing net income (loss) attributable to the Company by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated, if applicable, by adjusting net income (loss) attributable to the Company and the weighted average number of common shares, taking into effect all potential diluted common shares. Shares of restricted stock granted by us are considered to be legally issued and outstanding as of the date of grant, notwithstanding that the shares remain subject to the risk of forfeiture if the vesting conditions for such shares are not met, and are included in the number of shares outstanding disclosed on the cover page of this Quarterly Report on Form 10-Q. Weighted-average common shares outstanding excludes time-based and performance-based unvested shares of restricted Class A common stock, as restricted shares are treated as issued and outstanding for financial statement presentation purposes only after such shares have vested and, therefore, have ceased to be subject to a risk of forfeiture.

Segment Reporting

Operating segments are identified as components of an enterprise where separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions on how to allocate resources and assess performance. The Company operates in a single segment which is its only reportable segment: the production and sale of cannabis products. The Company has determined that its Chief Operating Decision Maker (“CODM”) is its Interim Chief Executive Officer, and the CODM makes decisions based on the Company as a whole. In determining the Company’s segment, Management considered differences in products, geographic regions for which it operates in, and the differing regulatory environments.

Goodwill and Indefinite Life Intangible Assets

Goodwill, represents the excess of purchase price over the fair value of net assets acquired, is carried at cost in a transaction accounted for as a business combination in accordance with ASC 805. Goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value-based test. The Company is organized in one reporting unit and evaluates the goodwill for the Company as a whole. Goodwill is assessed for impairment on an annual basis as of November 1st of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. Under the authoritative guidance issued by the FASB, the Company has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the goodwill impairment test is performed. The goodwill impairment test requires the Company to estimate the fair value of the reporting unit and to compare the fair value of the reporting unit with its carrying amount. If the fair value exceeds the carrying amount, then no impairment is recognized. If the carrying amount recorded exceeds the fair value calculated, then an impairment charge is recognized for the difference. During the third quarter ended September 30, 2022, the Company performed a qualitative assessment of its reporting units to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. As part of that evaluation, the Company considered the sustained deterioration of its stock price, changes in key members of executive management and the results of its budget to actuals to determine a quantitative test must be performed. As a result of the quantitative goodwill impairment assessment performed, the Company recognized goodwill impairment charges of $7,435 thousand and $25,719 thousand to the Theraplant and True Harvest reporting units, respectively.  The total goodwill impairment charge for the three and nine months ended September 30, 2022 of $33,154 thousand is included within asset impairment in the Condensed Consolidated Statements of Operations.

Indefinite life intangible assets are carried at cost less accumulated impairment losses. The Company reviews the classification each reporting period to determine whether the assessment made about the useful life is still appropriate. Any change is accounted for on a prospective basis as a change in estimate. Goodwill is currently the only indefinite lived intangible asset.

Stock-Based Compensation

The Company sponsors an equity incentive plan (the “Plan”) in which certain employees and non-employee directors participate. The Plan is administered by the compensation committee of the board of directors of the Company (the “Compensation Committee”). The Company measures the cost of services received in exchange for an award of equity instruments (typically restricted stock unit awards (“RSUs”) and stock options) based on the grant-date fair value of the awards issued under the Plan that are equity classified. Liability classified RSUs are valued based on the fair value of the stock at each reporting period until the date of settlement with changes in fair value recognized as increases or decreases in stock-based compensation expense in the accompanying consolidated statements of comprehensive income (loss) each reporting period over the period during which an employee or non-employee director is required to provide service in exchange for the awards, usually the vesting period. The fair value of the stock options is calculated using the Black-Scholes option-pricing model, and forfeitures are accounted for as they occur. Refer to Note 14 for further details of activity related to the Plan.

Derivative Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding.

For issued or modified instruments that meet all the criteria for equity classification, the instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified instruments that do not meet all the criteria for equity classification, the instruments are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the instruments are recognized as a non-cash gain or loss on the statements of operations.

Acquisitions

The Company accounts for business combinations using the acquisition method of accounting. On the date of the acquisition, we allocate the purchase price to the assets acquired and liabilities assumed at their estimated fair values. Goodwill on the acquisition date is measured as the excess of the purchase price over the fair values of assets acquired and liabilities assumed. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with corresponding adjustments to goodwill. We recognize subsequent changes in the estimate of the amount to be paid under contingent consideration arrangements in the accompanying Consolidated Statements of Operations. We expense acquisition-related costs as incurred.

For acquisitions that are not deemed to be businesses, the assets acquired are recognized based on their cost to the Company as the acquirer and no gain or loss is recognized. The cost of assets acquired in a group is allocated to the individual assets within the group based on their relative fair values and does not give rise to goodwill. Transaction costs related to acquisitions of assets are included in the cost basis of the assets acquired.

Contingencies and Litigation

The Company may be subject to lawsuits, investigations, and other claims related to employment, commercial, and other matters that arise out of operations in the normal course of business. We accrue loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. We recognize legal costs as an expense in the period incurred.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 for smaller reporting companies, including interim periods within those fiscal years, with early adoption permitted. The Company elected to early adopt ASU 2020-06 as of December 31, 2021. The adoption of the standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

New Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASC 842”), which will replace ASC 840, “Leases”. This standard requires a lessee to recognize assets and liabilities for all leases with a term of more than twelve months unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. For emerging growth companies adopting under the private company timeline, the standard will be effective for annual periods beginning on or after December 15, 2021, with earlier application permitted. The standard requires a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. Management is currently evaluating the impact of this pronouncement and expects to record additional lease liabilities and corresponding right-of-use assets related to the leased facility at True Harvest. However, management does not believe adoption of the standard would have a material effect on the Company’s operating results.

In June 2016, the FASB issued ASC 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires entities to measure all expected credit losses for most financial assets held at the reporting date based on an expected loss model which includes historical experience, current conditions, and reasonable and supportable forecasts. Companies will now use forward-looking information to better form their credit loss estimates. ASU 2016-13 also requires enhanced disclosures to help financial statement users better understand significant estimates and judgements used in estimating credit losses, as well as the credit quality and underwriting standards of a company’s portfolio. For emerging growth companies, ASU 2016-13 is effective for annual periods beginning after December 15, 2022. Management does not believe that this pronouncement, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

In November 2018 and April 2019, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses and ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, respectively. These amendments add clarity to certain areas within ASU 2016-13. In May 2019, the FASB issued ASU 2019-05, Financial Instruments - Credit Losses (Topic 326), Target Transition Relief, which provided transition relief for entities adopting ASU 2016-13 by allowing the election of the fair value option on certain financial instruments. The effective date and the transition methodology for the amendments in these updates are the same as in ASU 2016-13. Management does not believe that this pronouncement, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses. This ASU addresses issues raised by stakeholders during the implementation of ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Among other narrow-scope improvements, the new ASU clarifies guidance around how to report expected recoveries. “Expected recoveries” describes a situation in which an organization recognizes a full or partial write-off of the amortized cost basis of a financial asset, but then later determines that the amount written off, or a portion of that amount, will in fact be recovered. While applying the credit losses standard, stakeholders questioned whether expected recoveries were permitted on assets that had already shown credit deterioration at the time of purchase (also known as purchased credit-deteriorated (“PCD”) assets). In response to this question, the ASU permits organizations to record expected recoveries on PCD assets. In addition to other narrow technical improvements, the ASU also reinforces existing guidance that prohibits organizations from recording negative allowances for available-for-sale debt securities. The ASU includes effective dates and transition requirements that vary depending on whether or not an entity has already adopted ASU 2016-13. Management does not believe that this pronouncement, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides companies with optional financial reporting alternatives to reduce the cost and complexity associated with the accounting for contracts and hedging relationships affected by reference rate reform. This guidance is effective as of March 12, 2020 through December 31, 2022. Subsequently in January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848), which clarifies ASU 2020-04 and provides certain optional expedients that allow derivative instruments impacted by changes in the interest rate used for margining, discounting or contract price alignment to qualify for certain optional relief. ASU 2021-01 is effective in the same timeframe as ASU 2020-04. The relief offered by this guidance, if adopted, is available to companies for the period March 12, 2020 through December 31, 2022. Management does not believe that this pronouncement, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, “Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)”. ASU 2021-04 reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. ASU 2021-04 provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic. It specifically addresses: (1) how an entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; (2) how an entity should measure the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; and (3) how an entity should recognize the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. ASU 2021-04 will be effective for all entities for fiscal years beginning after December 15, 2021. An entity should apply the amendments prospectively to modifications or exchanges occurring on or after the effective date of the amendments. Early adoption is permitted, including adoption in an interim period. Management does not believe that this pronouncement, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

2. Business Combinations

Theraplant, LLC

On November 26, 2021, the Company consummated the Theraplant Business Combination. Under the terms of the acquisition, the Company paid consideration of $153,040 thousand at close, consisting of $91,196 thousand in cash, $43,500 thousand in fair value of shares issued of the Company’s common stock, $9,616 thousand in the form of a convertible note, paid down $6,754 thousand of outstanding debt and agreed to pay an incremental $1,975 thousand based upon the sale of an investment and certain tax reimbursements on the date of the transaction.

This acquisition qualified as a business combination in accordance with ASC 805, Business Combinations (“ASC 805”). In accordance with the ASC 805, acquisition method of accounting, the purchase price allocation of assets acquired, and liabilities assumed of Theraplant are presented based on their estimated fair values as of the Closing. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date. Accordingly, the Company recorded an allocation of the acquisition consideration to Theraplant’s identified tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the Closing Date. The excess of the acquisition consideration over the fair value of the assets acquired and liabilities assumed was recorded as goodwill.

Preliminary Purchase Price Allocation

The following is a summary of the estimated fair values of the assets acquired and liabilities assumed (in thousands) as of the acquisition date on November 26, 2021:

Trade receivables	$1,425
Inventory	7,965
Other Current Assets	593
Fixed Assets	16,074
Leafline Industries, LLC	2,259
Intangible assets	107,000
Accounts payable and other liabilities	(1,025)
Accrued Liabilities	(1,173)
Net identifiable assets acquired	133,118
Goodwill	19,922
Total acquisition consideration	$153,040

The provisional fair values allocated to identifiable intangible assets and their estimated useful lives are as follows:

	Fair Value	Useful Life
	(In Thousands)	(In Years)
Trade name	$4,000	3
Customer relationships	23,000	5
Licenses	80,000	10
Total	$107,000

The assessment of fair value is preliminary and is based on information that was available to management and through the date these financial statements were available to be issued. If additional information of events or circumstances that existed at the acquisition date becomes available to management related to assets acquired or liabilities assumed subsequent to this preliminary assessment of fair value but not later than one year after the date of the acquisition, measurement period adjustments will be recorded in the period in which they are determined, as if they had been completed at the acquisition date.

Acquired personal property assets primarily consist of a furniture and fixtures, computer equipment and software, vehicles and production and processing equipment (“Personal Property”), which were valued primarily using a cost approach to estimate the replacement cost of the assets and consideration of depreciation based on the effective age of the asset. Acquired real property assets consist primarily of building and improvements as well as some land and land improvements (“Real Property”), which were valued based on a combination of the cost comparison and sales approaches. The cost approach estimated the replacement cost of the assets and consideration of an appropriate allowance for depreciation based on the effective ages of the assets relative to the expected physical lives and conditions of the assets while the sales comparison approach values similar properties that have been sold within a reasonable period from the valuation date.

Identifiable intangible assets acquired consist of customer relationships, trade names and cannabis licenses. The customer relationships were valued using the lost profits method which applies a with and without key customer scenario to determine the value of such relationships to the Company. The Company determined the useful life of the customer relationships to be 5 years based on similar market participant studies and the length of historical customer relationships. The trade name was valued using the relief-from-royalty method. The Company determined the useful life of the trade name to be 3 years because of the anticipated future use of the trade name and industry norms. The cannabis licenses were valued using the multi-period excess earnings method. The Company determined the useful life of the cannabis licenses to be 10 years as similar to other market participants within the industry. The identifiable intangible assets are amortized using the straight-line method over their respective useful lives.

Goodwill is recognized as the excess of consideration over the net assets acquired of Theraplant and represents the value derived by Theraplant’s market share and expected growth in the market. During the nine months ended September 30, 2022, the Company recorded a measurement period purchase accounting adjustment of $247 thousand related to certain fixed assets purchased by the sellers on behalf of the Company, with a related impact to goodwill. Further, the Company recorded an impairment to Goodwill of $7,435 thousand during the three months ended September 30, 2022 (see Note 5).

True Harvest, LLC

On December 31, 2021, the Company closed its previously announced acquisition of the assets of Arizona-based True Harvest, LLC. Under the terms of the acquisition, The Company paid total consideration of $68,671 thousand, including $12,500 thousand in cash, $20,892 thousand in the form of a convertible note, and $14,399 thousand in fair value of shares issued of the Company’s common stock. In addition, Contingent upon True Harvest achieving a certain price point per pound of cannabis flower relative to total flower production within 36 months of the closing of the transaction, the Company will pay additional consideration of up to $35,000 thousand in the form of an earnout, payable in shares of common stock of the Company. The fair value of such contingent consideration was $20,880 thousand and is included in consideration transferred. Up to 1,100,000 shares are contingently returnable to Greenrose if the Greenrose common stock price reaches $12.50 per share for 20 consecutive trading days, and the fair value of such contingently returnable shares has been determined to be $0 as of the date of the transaction.

This acquisition qualified as a business combination in accordance with ASC 805. In accordance with the ASC 805, acquisition method of accounting, the purchase price allocation of assets acquired, and liabilities assumed of True Harvest are presented based on their estimated fair values as of the Closing. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date. Accordingly, the Company recorded an allocation of the acquisition consideration to True Harvest’s identified tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the Closing Date. The excess of the acquisition consideration over the fair value of the assets acquired and liabilities assumed was recorded as goodwill. During the nine months ended September 30, 2022, the Company recorded a measurement period purchase accounting adjustment of $5,620 thousand related to the True Harvest acquisition, with a related impact to goodwill. Further, the Company recorded an impairment to Goodwill of $25,719 thousand during the three months ended September 30, 2022 (see Note 5).

Preliminary Purchase Price Allocation

The following is a summary of the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date on December 31, 2021 without consideration of any measurement period adjustments which are reflected in Note 5:

(in thousands)
Inventory	$4,705
Fixed assets	8,780
Other Assets	50
Intangible assets	8,000
Note Payable	(4,600)
Net identifiable assets acquired	16,935
Goodwill	51,736
Total acquisition consideration	$68,671

The provisional fair values allocated to identifiable intangible assets and their estimated useful lives are as follows:

	Fair Value	Useful Life
	(In Thousands)	(In Years)
Trade name	$2,000	3
Customer relationships	6,000	5
Total	$8,000

The assessment of fair value is preliminary and is based on information that was available to management and through the date these financial statements were available to be issued. If additional information of events or circumstances that existed at the acquisition date becomes available to management related to assets acquired or liabilities assumed subsequent to this preliminary assessment of fair value but not later than one year after the date of the acquisition, measurement period adjustments will be recorded in the period in which they are determined, as if they had been completed at the acquisition date.

Acquired personal property assets primarily consist of a furniture and fixtures, computer equipment and software, vehicles and production and processing equipment (“Personal Property”), which were valued primarily using a cost approach to estimate the replacement cost of the assets and consideration of depreciation based on the effective age of the asset.

Identifiable intangible assets acquired consist of customer relationships and trade names. The customer relationships were valued using the lost profits method which applies a with and without key customer scenario to determine the value of such relationships to the Company. The Company determined the useful life of the customer relationships to be 5 years based on similar market participant studies and the length of historical customer relationships. The trade name was valued using the relief-from-royalty method. The Company determined the useful life of the trade name to be 3 years because of the anticipated future use of the trade name and industry norms. The identifiable intangible assets are amortized using the straight-line method over their respective useful lives.

Goodwill is recognized as the excess of consideration over the net assets acquired of True Harvest and represents the value derived by True Harvest’s market share and expected growth in the market.

3. Inventories

At September 30, 2022 and December 31, 2021 the Company’s inventories include the following:

	September 30,	December 31,
(in thousands)	2022	2021
Raw Materials	$1,484	$776
Work In Process	6,848	9,555
Finished Goods	3,546	2,182
Total Inventories	$11,878	$12,513

4. Property and Equipment

At September 30, 2022 and December 31, 2021, the Company’s property and equipment consisted of the following:

	September 30,	December 31,
(in thousands)	2022	2021
Land	$700	$700
Land Improvements	370	370
Buildings and Improvements	12,442	12,229
Furniture and Fixtures	323	323
Computer Equipment and Software	51	32
Vehicles	109	68
Production and Processing Equipment	5,580	5,036
Leasehold Improvements	7,169	6,444
Construction in Progress	19	91
Total Property and Equipment, Gross	26,763	25,293
Less accumulated depreciation	(2,092)	(84)
Property and Equipment, Net	$24,671	$25,209

Depreciation expense for the period three and nine months ended September 30, 2022 totaled $711 thousand and $2,008 thousand, respectively, and $693 thousand and $1,945 thousand, was capitalized to inventory, respectively. Depreciation expense for the period three and nine months ended September 30, 2021 totaled $205 thousand and $607 thousand and, respectively, and $195 thousand and $576 thousand, was capitalized to inventory, respectively. In conjunction with the Theraplant Business Combination and True Harvest Acquisition, the basis of all property and equipment was recognized at fair value in purchase accounting and therefore, no assets were carried over with accumulated depreciation.

There were no fixed asset impairments for the three or nine months ended September 30, 2022 and September 30, 2021.

5. Goodwill and Intangible Assets, Net

During the nine months ended 2022, the Company recorded a total measurement period adjustment of $5,867 thousand to decrease the contingent consideration for the True Harvest Acquisition and to reflect property and equipment purchased by the sellers of Theraplant, with a corresponding decrease to goodwill. The adjustment is related to the reduction of the sales and production calculation for the contingent consideration due to facts and circumstances that existed as of the balance sheet date but were not known. Additionally, the Company recorded a total impairment loss of $33,154 thousand. A roll forward of goodwill is as follows:

(in thousands)	Successor
Balance as of December 31, 2021	$71,658
Measurement Period Adjustment	(5,867)
June 30, 2022	$65,791
Impairment Loss Adjustment	(33,154)
September 30, 2022	$32,637

No such adjustments were recorded as of December 31, 2021.

Intangible assets, net, consisted of the following:

	September 30, 2022			December 31, 2021
Intangible assets at September 30, 2022 (in thousands)	Amount	Accumulated Amortization	Net Carrying Value	Amount	Accumulated Amortization	Net Carrying Value
Trade Names	$6,000	$1,626	$4,374	$6,000	$126	$5,874
Customer Relationships	29,000	4,784	24,216	29,000	434	28,566
Licenses	80,000	6,756	73,244	80,000	756	79,244
	$115,000	$13,166	$101,834	$115,000	$1,316	$113,684

Indicators of impairment were identified for the intangible asset values as of September 30, 2022, as such the Company performed a recoverability analysis. Per the results of the recoverability analysis, the Company concluded the undiscounted cash flows exceeded the carrying value of the asset groups and, therefore, an impairment did not need to be recorded as of September 30, 2022.

Amortizable trade name intangible assets stayed consistent from December 31, 2021. The weighted average amortization period for the trade name, customer relationships and licenses were three years, five years and ten years, respectively. For the Successor period, the balance of the intangible assets was recorded at fair value as a result of the Theraplant Business Combination as described in Note 1 and Note 2.

Amortization expense is classified in depreciation and amortization on the consolidated statements of operations. Amortization expense of the trade name intangible assets amounted to $500 thousand, customer relationships amortization amounted to $1,450 thousand and license amortization amounted to $2,000 thousand in the three months ended September 30, 2022. Amortization expense of the trade name intangible assets amounted to $1,500 thousand, customer relationships amortization amounted to $4,350 thousand and license amortization amounted to $6,000 thousand in the nine months ended September 30, 2022. Estimated future amortization expense is as follows:

Successor
(in thousands)	As of September 30, 2022
Remaining 2022	$3,950
2023	15,800
2024	15,674
2025	13,800
2026	13,366
Thereafter	39,244
Total	$101,834

6. Accounts Payable and Accrued Expenses

Accounts Payable and current accrued expenses and other consisted of the following:

(in thousands)	As of September 30, 2022	As of December 31, 2021
Accounts payable	$4,617	$1,530
Accrued payroll liabilities	312	198
Accrued expense	4,691	17,145
Deferred revenue	18	39
Accrued interest	5,855	4
Total accounts payable and accrued expenses	$15,493	$18,916

As of September 30, 2022, the accrued expenses primarily consists of $3,860 thousand relates to closing fees owed to the Lender of the Term Loan and Delayed Draw Term Loan as further discussed in Note 8, and other ordinary course business expenses.

7. Amount Due to Prior Members

The Company acquired an investment in Leafline Industries, LLC (“Leafline”) in connection with the Theraplant Business Combination, a Minnesota-based medical cannabis cultivator, processor, and retailer. During negotiations of the final merger consideration for Theraplant, it was announced that Leafline would be acquired by GreenThumb Industries, Inc. (“GreenThumb”). The Company agreed to pay, as consideration for Theraplant, 50% of the proceeds for the investment in Leafline after receipt of the proceeds.

The Company determined the enterprise value of Leafline to be $161,000 thousand. The enterprise value is based on the merger consideration for Leafline. The Company acquired 1.52% of Leafline’s equity through the Theraplant acquisition. In connection with the business combination accounting, the Company recorded the Leafline investment at its fair value of $2,259 thousand. The Company included 50% of the fair value of the Leafline investment as consideration for Theraplant. Additionally, the Company has a $1,130 thousand liability for the portion of proceeds from the Leafline investment owed to the former shareholders of Theraplant.

On December 30, 2021, Leafline shareholders, including the Company, completed a sale to GreenThumb for a combination of cash and share consideration. GreenThumb is a publicly traded cannabis company and therefore, the Company has marked its investment to market based on the publicly traded stock price which resulted in $1,694 thousand of investment in GreenThumb as marketable securities on the Condensed Consolidated Balance Sheet as of December 31, 2021, respectively. In July 2022, the Company sold the 50% of the investment owned by Greenrose; therefore, the marketable securities was reduced to $0 on the Condensed Consolidated Balance Sheet as of September 30, 2022. As such, the remaining 50% of the GreenThumb investment is the residual balance in the Due to Prior members on the consolidated balance sheet as of September 30, 2022.

The Amount Due to Prior members was decreased by $341 thousand and $872 for the three and nine months ended September 30, 2022, respectively, compared to December 31, 2021 due to the sale of the investment. As of September 30, 2022, the Company had received cash of $523 thousand with deferred cash consideration of $29 thousand still outstanding and included in Other Current Assets. Further, the Company has not remitted the consideration payment owed to the former shareholders of Theraplant including both cash and share consideration which has been included in Amount Due to Prior Members on the consolidated balance sheet as of September 30, 2022.

8. Notes Payable

At September 30, 2022 and December 31, 2021, note payable consisted of the following:

	September 30,	December 31,
	2022	2021
Term Loan (“Initial Term Loan”) dated November 26, 2021, in the original amount of $88,000 thousand, which matures November 26, 2024. Principal payments will be required upon the first sale of recreational cannabis in the state of Connecticut. Cash interest payments will be 7.5% for the first 12 months and will be 11% for the remainder of the loan. Additionally, the Company will pay PIK interest for the first 12 months at 8.5% and the remainder of the PIK will be paid at 5%.	$88,000	$88,000

Convertible Promissory note dated December 31, 2021, in the original amount of $23,000 thousand, which matures December 15, 2024. Interest (8% per annum) payments are due monthly through December 2024. A final balloon payment of all unpaid principal accrued unpaid interest will be due on the maturity date. The holder can elect to convert the unpaid principal and interest into shares of the Company’s common stock at $10 per share.	23,000	23,000

Term Loan (“Delayed Draw Term Loan”) dated December 31, 2021, in the original amount of $17,000 thousand, which matures November 26, 2024. Principal payments will be required upon the first sale of recreational cannabis in the state of Connecticut. Cash interest payments will be 7.5% for the first 12 months and will be 11% for the remainder of the loan. Additionally, the Company will pay PIK interest for the first 12 months at 8.5% and the remainder of the loan PIK will be paid at 5%	17,000	17,000

Three promissory notes: dated December 30, 2021, in the aggregate original amount of $4,600 thousand, which mature December 30, 2023: Equal payments of principal and interest are due monthly through December 2023. The loans each incur interest at 12% of the outstanding principal balance.	4,238	4,600

Convertible Promissory (“Deferred Cash Payment”) note dated November 26, 2021, in the original amount of $10,000 thousand, which matures November 26, 2022. Equal principal and interest (9%) payments are due monthly through November 2022. The holder can elect to convert the unpaid principal and interest into shares of the Company’s common stock at $10 per share.	7,480	9,167

Non-interest bearing promissory note (“Imperial Note”) dated April 13, 2022, in the original amount of $10,422,750, which matures on October 15, 2023. Principal payments, payable in shares of Company stock, are due quarterly through maturity. Any remaining principal balance due at maturity.	10,098	-

Secured promissory note (“Secured Promissory Note”) dated October 12, 2022, in the original amount of $15,300 thousand, which matures October 12, 2024. Equal principal payments are due quarterly through maturity.	15,300	-
Total Notes Payable	165,116	141,767

Add: PIK Interest	7,664	731
Less: deferred finance costs	(5,718)	(6,788)
Less: discount on debt	(23,509)	(27,203)
Less: fair value adjustments (short term)	(1,663)	(2,492)
Less: current portion	(132,317)	(106,015)
Notes payable, net of current portion	$9,573	$-

Event of default

As discussed further in Note 1, there is substantial doubt about the Company’s ability to continue as a going concern. As a result of the Company not filing its annual financial statements within 90 days from year end as well as the qualified opinion of the auditors with respect to the Company’s ability to continue as a going concern, the Company is in technical default of the Credit Agreement. Further, the Company’s Convertible Promissory Note and other Promissory Notes have cross default language which results in default of those notes due in the event of an uncured event of default under the Credit Agreement; For the period ending on September 30, 2022, no event of default was declared nor was acceleration of indebtedness been triggered by our Lenders and Agent pursuant to the Credit Agreement. However, on October 2,2022, the Lenders and Agent declared an event of default and on October 10, 2022 an event of additional default without acceleration of indebtedness. As the result of the notice of default and the corresponding cross defaults, we are required to classify long-term obligations as current liabilities.

All of the notes payable, except for the Imperial Note, have been classified within current liabilities as of September 30, 2022 and December 31, 2021. On November 10, 2022, the Company, executed the Transaction Support Agreement, Amendment No. 2 to Credit Agreement and Forbearance Agreement with our Lenders and its Agents. See Note 17.

The principal payments reflected within this table are based on the contractual terms within the respective agreements. The future principal payments below assume that all debt will be paid based on the contractual repayment terms.

Nine Months Ending September 30**
Remaining 2022	$9,368
2023	20,098
2024*	135,650
2025	-
2026	-
Thereafter	-
$165,116

*	Quarterly principal payments on the Term Loans in the amount of $5,000 thousand are required at the earlier of the second full fiscal quarter following the date of the introduction and implementation of the Adult Use Cannabis market in the state of Connecticut or the ninth fiscal quarter following November 26, 2021. Since the implementation of Adult Use Cannabis in the state of Connecticut has not been completed, the Company has included all such payments assuming the ninth fiscal quarter following the Closing Date. The 2024 principal payments exclude approximately $20,835 thousand in PIK interest accrued over the life of the term loans.

**	The principal payments reflected within this table are based on the contractual terms within the respective agreements. Effective at the time of issuance of these financial statements, each of the debt instruments issued by the Company are in default which has triggered, each of these instruments to classified as current. The payments above do not assume that all debt will be paid in 2022 but based on the contractual repayment terms.

On November 26, 2021, the Company entered into a credit agreement (the “Credit Agreement”) with DXR Finance LLC (the “Agent”), and lenders DXR-GL Holdings I, LLC, DXR-GL Holdings II, LLC, and DXR-GL Holdings III, LLC DXR Finance, LLC (collectively, the “Lender”). The Lender provided an initial term loan (“Term Loan”) in the amount of $88,000 thousand. The funds from the Term Loan were used to fund the Theraplant Business Combination (see Note 2). Additionally, the Credit Agreement allows for a delayed draw term loan (the “Delay Draw Term Loan”) in amount equal to $17,000 thousand (together with the Term Loan, “Term Loans”). The funds of the Delayed Draw Term Loan were used in the True Harvest Acquisition (see Note 2). Quarterly principal payments of $5,000 thousand are required at the earlier of the second full fiscal quarter following the date of the introduction and implementation of the Adult Use Cannabis market in the state of Connecticut or the ninth fiscal quarter following November 26, 2021. The term loans bear interest at fixed 16% plus a minimum LIBOR rate of 1%. If the London interbank offered rate, or LIBOR, ceases to be published by the intercontinental exchange, or a statement is published by the Board of Governors of the Federal Reserve of the United State or the Federal Reserve Bank of New York to similar effect, then for the purpose of calculating the interest rate on outstanding borrowings, the new benchmark will be determined by combining the rate of the secured overnight financings for the Federal Reserve Bank of New York with certain applicable adjustments, as determined by DXR Finance, LLC, as agent for the loan. Of the 16% interest the Company will pay cash interest at 7.5% and payment-in-kind (PIK interest) at 8.5% for the first year. Subsequent to the first twelve months, the Company will pay cash interest at 11% and PIK interest at 5% of the outstanding balance. The PIK interest payments will be accrued into the outstanding balance of the loan.

In connection with the Credit Agreement, the Company issued warrants with each of the Term Loans. Contemporaneously with the Term Loan issued on November 26, 2021, the Company issued to the Lender 2,000,000 warrants (“Lender Warrants”) exercisable in the Company’s non-voting common stock. The warrants have an exercise price of $0.01 and expire 10 years from the date of issuance. The warrants have a cash election feature that allows the holder to elect cash settlement at the option of the holder.

On December 31, 2021, the Company amended the warrant agreement by adding a price floor to the cash election feature whereas the Lender can elect to net cash settle the warrants for an amount that is the greater of the fair market value of the Company’s share price or the price floor. The price floor starts at $6.00 per share and increases $1.00 in each subsequent year on the initial term loan anniversary date. Additionally, the expiration date of the warrants is now able to be extended by five successive one-year extensions if the sale of cannabis continues to be federally illegal at the expiration date (the fifth anniversary of the issuance date and subject to five 1-year extensions at the election of the holder).

Contemporaneously with the Delayed Draw Term Loan on December 31, 2021, the Company issued to the Lender 550,000 warrants. The terms of the warrants issued on December 31, 2021 are the same as the warrants issued on November 26, 2021, as amended.

On September 8, 2022, the Company received notices of exercise from the holder of the Company’s Lender Warrants. Under the terms of the Warrants, the holder elected to exercise the Warrants by making a cash election in return for a cash payment of the Company’s common shares based on the floor amount of $6.00 per share. The Company elected to pay the holder in form of a promissory note, as the Company determined that the cash payment would result in the Company’s liquidity being less than sufficient to enable the Company to pay its obligations in the ordinary course of business. On October 12, 2022, simultaneously with the execution of the Forbearance Agreement (as defined and discussed in further details under Note 17), the Company issued a secured promissory note (“Secured Promissory Note”) in the amount of $15,300 thousand to the Warrants holders. The Secured Promissory Note matures on October 12, 2024 and principal payments of $1,913 thousand are due quarterly. The Secured Promissory Note accrues interest daily on the basis of a 360 day year at the LIBOR rate plus 16% with a minimum LIBOR rate of 1%; provided that upon the occurrence and during the continuance of an Event of Default (as defined in the Forbearance Agreement), the outstanding principal amount of the Secured Promissory Note and any accrued and unpaid interest and all other overdue amounts shall each bear interest until paid at the stated rate plus 2% per annum.

In connection with the Theraplant Business Combination, the Company issued a $10,000 thousand deferred cash payment to the former shareholders of Theraplant convertible into shares of Greenrose common stock. The deferred cash payment bears interest at 9% and will mature on November 26, 2022 and has been fully included in the current portion of notes payable on the consolidated balance sheet. Equal principal and interest payments are due monthly through November 2022. The holder has the option to convert the outstanding principal into the Company’s common stock at a conversion price is $10.00 and the number of shares to be issued will be based on the conversion price and the outstanding principal at the time of conversion. The deferred cash payment was included in consideration for the Theraplant Business Combination and was recorded at its initial fair value.

In connection with the True Harvest Acquisition, the Company issued a $23,000 thousand convertible note to the former shareholders of True Harvest. The note bears interest at 9% and will mature on December 31, 2024. Interest payments of $460 thousand are due monthly through November 2022. On December 31, 2024, the Company will make a final “balloon” payment of all unpaid principal and accrued unpaid interest. The note holder has the option to convert the outstanding principal into the Company’s common stock. The conversion price is $10.00 and the number of shares to be issued will be based on the conversion price and the outstanding principal and accrued and unpaid interest at the time of conversion. The convertible note was included in consideration for the True Harvest Acquisition and was recorded at its initial fair value.

In connection with the True Harvest Acquisition, the Company assumed approximately $4,600 thousand of debt. The debt consisted of three promissory notes (the “Promissory Notes”). The Promissory Notes mature December 2023 and bear interest at 12% of the outstanding loan principal. Equal interest and principal payments are due each month.

Troubled Debt Restructuring

On April 13, 2022, the Company entered into an amended engagement letter with Imperial, whereby the Company has engaged Imperial to serve and act as non-exclusive merger and acquisition advisor in connection with potential (i) mergers or stock or asset acquisitions or (ii) sales or other dispositions of business or assets of the Company involving one or more businesses engaged in the medical and/or adult-use recreational cannabis business. Simultaneously with the entry of the Engagement Letter, Greenrose issued a non-interest bearing promissory note in the face amount of $10,423 thousand and maturing October 15, 2023 (the “Note”) to Imperial. All fees earned and paid to Imperial by the Company under the Engagement Letter shall reduce the principal amount owed and payable to Imperial. The shares of common stock issued in connection with the retainer will be unregistered shares issued in a private placement exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and be subject to periodic registration rights.

The amended arrangement with Imperial constitutes a troubled debt restructuring (“TDR”) as the Company is experiencing financial difficulties and a concession has been granted by Imperial. When a borrower has a TDR in which the terms of its debt are modified, it should analyze the future undiscounted cash flows to determine the appropriate accounting treatment. The recognition and measurement guidance for a TDR depends on whether the future undiscounted cash flows specified by the new terms are greater or less than the carrying value of the debt. The Company determined that the future undiscounted cash flows under the new terms were equal to the net carrying value of the original debt, therefore, the Company did not recognize a gain on restructuring.

Interest expense, net

The components of interest expense, net (which includes interest expense incurred) recognized in the consolidated statements of comprehensive income (loss) for the periods indicated below consist of the following:

	Three Months Ended		Nine Months Ended
	Successor	Predecessor	Successor	Predecessor
	September 30,	September 30,	September 30,	September 30,
(in thousands)	2022	2021	2022	2021
Interest expense incurred in Initial Term Loan	$6,088	$-	$14,461	$-
Interest expense incurred on Delayed Draw Term Loan	708	-	1,442	-
Interest expense incurred on deferred cash payment	445	-	767	-
Interest expense on Assumed Debt	1,042	-	2,189	-
Misc. interest expense	1	58	19	135
Amortization of deferred financing costs	402	-	1,070	-
Amortization of original issue discount	1,427	-	3,694	-
Interest expense, net	$10,113	$58	$23,642	$135

Deferred Financing Costs and Original Issue Discount

The Company incurred and deferred approximately $6,788 thousand of deferred financing costs and approximately $27,203 thousand of original issue discount in connection with the issuance of the Term Loans in 2021 in connection with the Theraplant Business Combination and True Harvest Acquisition. Unamortized original issue discount and deferred financing costs are included in the carrying value of the Term Loans as of September 30, 2022. The amortization expense related to the deferred financing costs was $402 thousand and $1,070 thousand and the amortization of the original issue discount was $1,427 thousand and $3,694 thousand for the three and nine months ended September 30, 2022, respectively, which has been included within interest expense in the consolidated statement of operations. No deferred financing costs or original issue discount existed for the three and nine months ended September 30, 2021.

9. Fair Value Measurement

The Company follows the guidance relating to fair value measurements and disclosures with respect to financial assets and liabilities that are re-measured and reported at fair value each reporting period, and with respect to non-financial assets and liabilities that are not required to be measured at fair value on a recurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to the valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I) and the lowest priority to unobservable pricing inputs (Level III). A financial asset or liability’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are described below:

Level I - Valuations are based on unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities;

Level II - Valuations are based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active. Financial asset or liabilities which are included in this category are securities where all significant inputs are observable, either directly or indirectly; and

Level III - Prices or valuations that are unobservable and where there is little, if any, market activity for these financial assets or liabilities. The inputs into the determination of fair value inputs for these investments require significant management judgment or estimation. The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors. To the extent that valuation is based on inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.

The fair values of the Company’s Level II derivative instruments were determined using valuation models that use market observable inputs including interest rate curves and both forward and spot prices for commodities. Derivative assets and liabilities included in Level II primarily represent debt and the Company’s private warrants.

The fair values of the Company’s Level III derivative instruments were determined using valuation models that use inputs not observed in the market including cannabis production and both forward and spot prices for commodities. Derivative assets and liabilities included in Level III primarily represent earnout obligation shares related to the True Harvest acquisition, warrants issued to the Lender as well as the Investor Shares.

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of September 30, 2022:

(in thousands)	Level I	Level II		Level III		Total
Liabilities:
True Harvest Earnout	-	-		56		56
Private Warrants Liability	-	541		-		541
Total liabilities	$-	$541	$541	56	$56	597

The Company has assessed that the fair value of cash and cash equivalents, trade receivables, related party receivables, trade payables, other current liabilities, and other debt approximates their carrying amounts largely due to the short-term maturities or recent commencement of these instruments.

The following table summarizes financial instruments carried at amortized cost with fair values that are different than their carrying amounts:

	September 30, 2022
Financial Assets (Liabilities) Not Measured at Fair Value	Carrying Amount	Fair Value
Term Loan (see Note 8) - Level 3	$(94,505)	$(88,132)
Delayed Draw Term Loan (See Note 8) - Level 3	$(18,111)	$(16,856)
Promissory notes (See Note 8) - Level 3	$(4,238)	$(2,844)
Imperial Note (See Note 8) - Level 3	$(10,098)	$(5,278)
Deferred Cash Payment (see Note 8) – Level 3	$(7,464)	$(7,343)
True Harvest Convertible Note (see Note 8) – Level 3	$(21,352)	$(17,810)

In connection with the True Harvest Acquisition, the Company issued contingent consideration with a value of up to $35,000 thousand (the “Earnout”). During the nine months ended September 30, 2022, the Company recorded a measurement period adjustment of $5,867 thousand to decrease the contingent consideration for the True Harvest acquisition, with a corresponding decrease to goodwill. The adjustment is related to the reduction of the sales and production calculation for the contingent consideration. The consideration is contingent on the future performance of the acquired business and its associated activities during the three-year period following the transaction. Specifically, the Earnout will be based on the average of the Weighted Average Annual Price Points in each of the three years (the 36 Month Price Point), where Weighted Average Annual Price Point is defined as (i) the total revenue of the Company, divided by (ii) the total weight in pounds of flower product produced. The Earnout will then be satisfied with shares of Greenrose common stock and will be due on the earlier of (i) January 15, 2025 or (ii) the date upon which the Seller provides Greenrose with written notice of its acceptance of the Earnout Statement and the Earnout amount calculated therein.

The fair value of the Earnout was estimated using a Monte Carlo simulation assuming Geometric Brownian Motion (GBM) in a risk-neutral framework and is based on the present value of the average of the simulated Earnout payments across 1,000,000 simulation paths. The primary assumptions used in the Monte Carlo simulation include the company’s forecast of revenue and production, the correlation between these two-underlying metrics, the discount rate, volatility, credit spread, and risk-free rate. Changes to the forecasts for the achievement of the milestones, and the estimates of the borrowing rate can significantly affect the estimated fair value of the contingent consideration. The significant unobservable inputs used in the analysis are detailed in the table below. During the nine months ended September 30, 2022, the Company recorded a measurement period adjustment of $5,620 thousand to decrease the contingent consideration for the True Harvest acquisition, with a corresponding decrease to goodwill. The Company also recorded a gain on consideration of $14,158 thousand and $15,204 thousand recognized in Other income (expense) in the Condensed Consolidated Statement of Operations to decrease the consideration during the three and nine months ended September 30, 2022, respectively. The adjustment is related to the reduction of the sales and production calculation for the contingent consideration. As of September 30, 2022, this contingency was measured as $56 thousand.

September 30,
2022
Volatility	21.64%
Discount Rate	16.10%
Term (in years)	2.25
Probability of Achievement	0 - 100%

On November 26, 2021, in connection with the term loan issued for the Theraplant Business combination, the Company issued certain rights to acquire up to 2,000,000 shares of the Company’s non-voting common stock. Further, on December 31, 2021, in connection with the Delayed Draw Term Loan issued for the True Harvest Acquisition, the Company issued certain rights to acquire up to 600,000 shares of the Company’s non-voting common stock. These warrants were issued to DXR Holdings, collectively, referred to as the “Lender Warrants”. The Lender Warrants have an exercise price of $0.01 per warrant (i.e., penny warrants) and the holder can exercise the right to purchase the common stock in part or in whole at any time or from time to time. The warrants are immediately exercisable from the date of the agreement and the holder of the warrants is allowed to transfer or assign the rights of the warrants to any person or party as long as the transfer would not violate U.S. federal or state securities law. On December 31, 2021, the Company amended the warrants to include a price floor to the cash election feature whereas the Holder can elect to net cash settle the warrants for an amount that is the greater of the fair market value of the Company’s share price or the price floor. The price floor starts at $6.00 per share and increases $1.00 in each subsequent year on the initial term loan anniversary date. Additionally, the expiration date of the warrants is now able to be extended by five successive one-year extensions if the sale of cannabis continues to be federally illegal at the expiration date (the fifth anniversary of the issuance date and subject to five 1-year extensions at the election of the holder).

The fair value of the Lender Warrants was estimated using a binomial lattice model in a risk-neutral framework. The fair value was estimated by backwards inducting values in the binomial lattice model form the final nodes to the initial node using daily time steps. The holders of the Lender Warrants have the option to extend the life of the warrant up to 5 years. The fair value of the extension option was determined to have de minimis impact on the fair value of the Lender Warrants. The significant unobservable inputs used in the analysis are detailed in the table below.

September 30,
2022
Common Stock Price	$1.14
Risk-Free Rate	4.04%
Credit Spread	13%
Volatility	73.44%
Dividend Yield	0.00%

Refer to Note 12 for a summary of the changes in the fair value of the Company’s Level 3 financial instruments.

During the periods presented, the Company has not changed the manner in which it values liabilities that are measured at fair value using Level 3 inputs. The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers between the hierarchy levels during the three and nine months ended September 30, 2022 and September 30, 2021.

10. Commitments and Contingencies

Contingencies

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulations at September 30, 2022 and September 30, 2021, medical cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties, or restrictions in the future.

On January 6, 2022 (the “Termination Date”), Futureworks LLC (“Futureworks”) notified the Company that it was terminating the Agreement and Plan of Merger (the “Merger Agreement”), dated March 12, 2021, by and between Futureworks, the Company (formerly known as Greenrose Acquisition Corp.) and Futureworks Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Greenrose (“FW Merger Sub”). Pursuant to the Merger Agreement, Futureworks was expected to be merged with and into FW Merger Sub (the “Futureworks Merger”), with FW Merger Sub surviving the Merger as a wholly owned subsidiary of Greenrose. All related ancillary agreements entered into on March 12, 2021, in connection with the Futureworks Merger and the Purchase Agreement were also terminated on the Termination Date. The material terms and conditions of the Merger Agreement were previously disclosed in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 12, 2021 and are incorporated by reference herein.

Claims and Litigation

Futureworks, LLC. Reference made to the Agreement and Plan of Merger dated as of March 12, 2021 between the Company and Futureworks LLC, a Delaware limited liability company, which Futureworks terminated on January 6, 2021, as disclosed in the Company’s Report on Form 8-K dated January 12, 2022. In a letter dated April 13, 2022, counsel to Futureworks alleged breach of the Futureworks Agreement and Plan of Merger by the Company and threatened legal action if Futureworks’ purported claims are not settled. The Company believes Futureworks alleged claims lack merit. In the event Futureworks commences an action against the Company in connection with the terminated Futureworks Agreement and Plan of Merger, the Company believes it has meritorious defenses and will defend itself vigorously.

Theraplant, LLC. On June 1, 2022, the Company received a Legal Demand Letter from counsel to the Theraplant Selling Stockholders’ Representatives relating to, among other things, the Company’s failure to make certain payments under the Theraplant Merger Agreement, which was previously disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission on December 2, 2021 and is incorporated by reference herein. The demand seeks payment of all amounts that were due.

As disclosed in the Company’s Form 8-K of July 5, 2022, the Company, on June 28, 2022, received a complaint filed by Shareholder Representative against the Company in the Connecticut Superior Court (the “Complaint”). In the Complaint, the Shareholder Representative generally alleges breach of contract, breach of the covenant of good faith and fair dealing, and conversion with respect to the Theraplant Merger Agreement between the Plaintiff, as representative of the Selling Securityholders of Theraplant, and the Company.

On August 3, 2022, Shareholder Representative filed (i) an amended complaint against the Company (the “Amended Complaint”) and (ii) an application for prejudgment remedy seeking to attach property of the Company to secure a requested $6,000 thousand judgment. The Amended Complaint, like the Complaint, generally alleges breach of contract, breach of the covenant of good faith and fair dealing, and conversion and included a new allegation that the Company made payments of up to an aggregate of $600 thousand to families of certain Greenrose officers and such payments were either excessive or for services or work not performed. A hearing on the requested prejudgment remedy is scheduled for January 2023. The Company intends to defend itself vigorously.

Next Step Advisors, LLC, et al. On September 26, 2022, Next Step Advisors, LLC, M. Sipolt Marketing, Sabertooth Investments, LLC, and True Harvest, LLC (collectively, the “Arizona Plaintiffs”), all alleged unsecured creditors of the Company, filed an action in Arizona state court alleging breaches of contract and seeking the appointment of a receiver. On October 3, 2022, the Company removed this action to Arizona federal court. Motions by the Arizona Plaintiffs to remand the action to Arizona state court and dismiss the counterclaims asserted by the Company remain pending, and on November 10, 2022, the Arizona Plaintiffs filed a Motion to Dismiss counterclaims in Arizona federal court. The Arizona Plaintiffs’ Motion claims that Arizona federal court lacks jurisdiction over the dispute and that the matter must be litigated in Arizona state court, and also requested from the same court expedite consideration of this Motion. The Company’s response to the Arizona Plaintiff’s latest Motion filing is due by November 25, 2022. The Company believes it has meritorious counterclaims against the Arizona Plaintiffs as well as meritorious responses to the Arizona Plaintiff’s pending claims. The Company intends to defend itself vigorously.

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. At September 30, 2022 (Successor) and 2021 (Predecessor), other than described above, there were no further pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated operations. There are also no proceedings in which any of the Company’s significant shareholders, officers, or affiliates are an adverse party or have a material interest adverse to the Company’s interest.

Leases

The Company manages and operates a facility located at 4301 W. Buckeye, Phoenix, AZ (the “Facility”) to cultivate and manufacture medical marijuana since the inception of True Harvest, expanding cultivation space within the Facility over time. The Facility is under a ten-year lease since 2017 with a ten-year renewal option.

The Company leases the Facility from a third party since its inception in 2015. The Company entered into a new lease agreement for the Facility in 2017 with a lease term of 10 years and has an option to extend the lease term for a period of 10 years. Lease payments are annually escalated over the lease term and the Company recognizes lease expense on a straight-line basis. The Company recognized lease expense or for the three and nine months ended September 30, 2022 of $365 thousand and $1,080 thousand. $349 thousand and $1,048 thousand of the lease expense was included in inventory for the three and nine months ended September 30, 2022. There was no lease expense for the three and nine months ended September 30, 2021, as the lease was part of the True Harvest Acquisition which was completed on December 31, 2021.

The Company operates a corporate office at 111 Broadway, Amityville, NY. The office is the Company’s registered office and headquarters. The office is paid for on a month-to-month basis, with no restrictions upon exiting the property. As such, there are no commitments as part of the lease, and it is not included in the table below.

Future minimum payments, to third parties, by year and in the aggregate, consisted of the following as of September 30, 2022:

Remainder 2022	$319
2023	1,294
2024	1,332
2025	1,372
2026	1,414
2027	1,207
$6,938

11. Income Taxes

The Company is using the annual effective tax rate for the nine months ended September 30, 2022. The annual effective tax rate may be subject to fluctuations during the year as new information is obtained, which may affect the assumptions used to estimate the annual effective tax. rate for the three and nine months ended September 30, 2022, the Company’s provision for income taxes were $948 thousand and $2,182 thousand, compared to $262 thousand and $812 thousand, for the three and nine months ended September 30, 2021, respectively. The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. The Company is subject to income tax examinations since inception by various tax authorities.

Income taxes for the three and nine month periods ending September 30, 2022 differs from the expected U.S. federal income tax rate of 21% of pre-tax earnings due to the impact of non-deductible expenses and non-taxable income related to the change in fair value of warrants. The actual effective rate for the nine months ended September 30, 2022 was (3.71%.). The effective tax rate for the nine months ended September 30, 2022 differs from the U.S. statutory tax rate primarily due to the impact of IRC Section 280E on Cannabis businesses. Under Section 280E of the Internal Revenue Code (IRC), no deduction or credit is allowed for any amount paid or incurred during the taxable year in carrying on a business if the business consists of trafficking in controlled substances (within the meaning of Schedules I and II of the Controlled Substances Act). The IRS has applied this provision to cannabis operations, prohibiting them from deducting expenses associated with cannabis businesses.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of deferred tax assets and therefore established a full valuation allowance of $32 thousand as of September 30, 2022.

12. Financial Instruments

Private Warrant Liabilities

Prior to the Theraplant Business Combination, Greenrose sold 1,980,000 private warrants to Greenrose Associates, LLC (the “Sponsor”) and Imperial Capital, LLC (“Imperial”). Each private warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share.

The private warrants are identical to the public warrants as further described in Note 13, except that the private warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

The private warrants are measured at fair value on a recurring basis. As of November 26, 2021 and December 31, 2021, the private warrants are classified as Level 2 due to the use of an observable market quote in an active market.

The private warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within the private warrant liabilities within the consolidated balance sheet. The private warrants are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of in financial instruments within the consolidated statements of operations.

The following table presents the changes in the fair value of private warrants:

(in thousands)	Private Warrants
Fair value as of December 31, 2021	$436
Value of private warrants issued	587
Change in fair value	(482)
Fair value as of June 30, 2022	$541

Warrant Liabilities

As discussed in Note 8, in connection with the Credit Agreement, on November 26, 2021, the Company entered into a warrant agreement (the “Warrant Agreement”) with the Lender to issue 2,000,000 fully paid and nonassessable shares of the Company’s non-voting common stock. The Lender Warrants are immediately exercisable and have an exercise price of $0.01 per warrant (i.e., penny warrants). The Lender can exercise the right to purchase the common stock in part or in whole at any time or from time to time. The Lender Warrants will expire and no longer exercisable on November 25, 2026. The Lender is allowed to transfer or assign the rights of the Lender Warrants to any person or party as long as the transfer would not violate U.S. federal or state securities law.

If current U.S. federal laws regarding cannabis remain unchanged or the cultivation, manufacture, distribution, or possession of cannabis otherwise remains illegal under U.S. federal law, then upon exercise of the warrant the Lender may elect to receive a cash amount equal to the fair value of such warrants (“Cash Election”). In the case of the Cash Election, the Lender will not be able to exercise such election if the impact to the Company’s capital would be insufficient to pay its obligations in the ordinary course of business. If liquidity concerns (insufficient capital to pay its obligations in the ordinary course of business) do not allow the Company to settle the warrants in cash, then the Lender Warrants will be paid in the form of a two-year secured promissory note.

On December 31, 2021, the Company amended the Warrant Agreement (“Warrant Amendment”) by adding a price floor to the cash election feature whereas the Lender can elect to net cash settle the warrants for an amount that is the greater of the fair market value of the Company’s share price or the price floor. The price floor starts at $6.00 per share and increases $1.00 in each subsequent year on the initial term loan anniversary date. Additionally, the expiration date of the warrants is now able to be extended by five successive one-year extensions if the sale of cannabis continues to be federally illegal at the expiration date (the fifth anniversary of the issuance date and subject to five 1-year extensions at the election of the holder).

In connection with the funding of the Delayed Draw Term Loan, the Company issued another 550,000 warrants with identical terms as the initial 2,000,000 Lender Warrants as amended by the Warrant Amendment for total Lender Warrants of 2,550,000. The Lender warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within the warrant liabilities within the consolidated balance sheet. The Lender warrants are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of in financial instruments within the consolidated statements of operations. The change in fair value of these Lender Warrants were estimated using the Monte Carlo simulation model.

On September 8, 2022, the Company received notices of exercise from the holder of the lender warrants. The holder elected to exercise the warrants by making a cash election of the floor amount of $6.00 per share. As the Company did not have sufficient capital to settle the warrants in cash, a two-year secured promissory note was executed on October 12, 2022.

(in thousands)	Lender Warrants
Fair value as of December 31, 2021	$16,601
Change in fair value	357
Conversion to Note Payable	(15,300)
Warrant Exercise - Receivable	25
Gain on Exercise	(1,683)
Fair value as of September 30, 2022	$-

Derivative Liability

On October 20, 2021, in order to help facilitate the closing of the Theraplant Business Combination, the Company and an investor (the “Investor”), entered into a Non-Redemption Agreement (the “Non-Redemption Agreement”), pursuant to which the Investor agreed to purchase up to 1,000,000 shares common stock of the Company, $0.0001 par value per share, in open market transactions or in private transactions from certain selling shareholders who are not affiliated with the Company, at a purchase price not to exceed $10.14 per share.

In connection with the entry of the Non-Redemption Agreement, Greenrose entered into a Registration Rights Agreement with the Investor (the “Registration Rights Agreement”) pursuant to which Greenrose agrees to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the Common Stock requested to be included in such registration statement (the “Resale Registration Statement”), and Greenrose shall use its best efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, but in no event later than the 45th calendar day following the filing of the Resale Registration Statement (or, the fifth calendar day following the date on which the Company is notified by the SEC that the Resale Registration Statement will not be or is no longer subject to further review and comments.

Further, as part of the Non-Redemption Agreement, Greenrose and the Investor have agreed that Greenrose shall issue and sell to the Investor, and the Investor shall purchase from Greenrose, for the sum of $500, an aggregate of 500,000 newly issued shares of Greenrose Common Stock (“Investor Shares”). When issued, these shares are to be subject to a lock-up and will be released based on a contractual calculation each month for six months. Any shares not released within that six-month period shall be forfeited. During the period ended December 31, 2021, the Company released 141,000 shares from lock-up, and as of September 30, 2022 the remaining 359,053 shares were released from lock-up (“Released Shares”).

13. Stockholders’ Equity/Members’ Equity

Common Stock - The Company is authorized to issue up to 150,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the common stock are entitled to one vote for each share. After consideration redemptions of common stock, there were 6,630,000 shares issued and outstanding on the date of the Theraplant Business Combination and 5,000,000 shares issued on November 26, 2021, to consummate the Theraplant Business Combination for a total of 11,630,000 shares of common stock issued and outstanding. The Company issued an additional 4,430,000 shares on December 31, 2021 in connection with the True Harvest acquisition and had total shares of common stock outstanding of 16,061,000 as of December 31, 2021.

On February 18, 2022, the Company granted 57,000 stock options, all of which are vested and have a 5-year term. The options have a strike price of $5.25. The Company also issued 74,000 fully vested shares of common stock as stock-based compensation at $5.25 a share.

On March 14, 2022, the Company issued an aggregate of 753,165 unregistered shares common stock to YA II PN, Ltd. 500,000 shares were issued in connection with the October 21, 2021 execution of a Non-Redemption Agreement and 253,165 shares were issued to settle $1,000 thousand of accrued expenses related to a Standby Equity Purchase Agreement (collectively, the “YA II PN, Ltd Agreements”). The Company previously disclosed the execution of the YA II PN, Ltd Agreements on the Form 8-K filed with the US Securities and Exchange Commission on October 21, 2021.

On March 15, 2022, the Company issued an aggregate of 73,700 unregistered common shares to certain board members as consideration for services performed as members of the board of directors.

On March 16, 2022, the Company issued an aggregate of 11,905 unregistered common shares to Acorn Management Partners, LLC (“Acorn”) in exchange for marketing services. This agreement requires an issuance of $50 thousand worth of stock and $10 thousand per month for a period of six months with the ability to extend for three month periods an additional $25 thousand of restricted stock and $10 thousand per month.

On June 7, 2022, the Company issued an aggregate of 64,312 unregistered common shares to Imperial as a retainer payment on the Imperial Note. The shares issued were worth $250 thousand as determined by the five consecutive trading day volumed weighted average price of the Company’s common stock as of the date of execution of the engagement letter with Imperial.

On July 7, 2022, the Company issued an additional 33,783 unregistered common shares to Imperial that were worth $75 thousand. The Company is required to issue $75 thousand worth of stock for each of the next two quarters, and $150 thousand worth of stock each subsequent quarter through maturity of the note in accordance with the agreement with Imperial.

On August 8, 2022, the Company granted 176,000 stock options, all of which are vested and have a 15-year term. The options have a strike price of $2.38.

On August 29, 2022, the Company granted 50,000 stock options, all of which are vested and have a 5-year term. The options have a strike price of $1.75.

Preferred Stock - The Company is authorized to issue up to 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. No shares of preferred stock are issued or outstanding.

Warrants - Pursuant to the initial public offering, the Company sold 17,250,000 Units, at a price of $10.00 per Unit. Each Unit consisted of one share of common stock and one warrant (“public warrant”). Each public warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. The public warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The public Warrants will expire five years after the completion of a Business Combination.

The Company may redeem the public warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption;

●	if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash to settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of an initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20-trading day period starting on the trading day prior to the day on which the Company consummates an initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

The following is a list of the outstanding warrants as of September 30, 2022:

(in thousands) Instrument	Number of Warrants Outstanding	Classification
Public Warrants	17,250	Equity
Private Warrants	3,873	Liability
Lender Warrants	-	Liability
Total	21,123

Standby Equity Purchase Agreement

On October 20, 2021, Greenrose and the Investor, entered into a Standby Equity Purchase Agreement (the “Equity Purchase Agreement”), whereby the Investor agreed to purchase from the Company up to $100,000 thousand of the Company’s shares of common stock, par value $0.0001 per share (the “Common Stock”), for a purchase price per share of 96% multiplied by the lowest daily volume weighted average price of shares during regular trading hours as reported by Bloomberg L.P. of the Company’s common stock during the three (3) consecutive trading days commencing on the advance notice date. As a commitment fee, the Company incurred $1,000 thousand to establish the Equity Purchase Agreement and such fees remain unpaid as of year-end and have been included in accrued expenses. Additionally, the Company concluded these fees are direct and incremental fees to a future offering of equity securities and as such, the Company has deferred the $1,000 thousand to be offset against future equity offering proceeds. The deferred costs are included within Other Assets on the consolidated balance sheet as of September 30, 2022 and December 31, 2021, as no such equity offering has been made. The deferred costs will be offset to equity when purchases are made on the Equity Purchase Agreement.

Predecessor Period

The Predecessor’s operating agreement provided for the issuance of Series A Units, Angel Founder Units, Series R Units and Service Units.

The Series A Units, Angel Founder Units and Series R Units had voting rights, whereas the Service Units are non-voting.

The operating agreement allowed for managing members to make periodic distributions to members in connection with taxable income allocated to members for income tax purposes multiplied by the assumed income tax rate of 44% (“Tax Distributions”). Other distributions, as approved by managing members, are based on each members’ unit percentage interest. Distributions to Angel founder members were subordinated to a return of the Series A members’ value of their capital interests at the time of the issuance of the Series R Units. The Series A preferred members had a preference on distributions (“Preferred Distributions”) totaling 90% of any distributions until they received their initial investment plus an additional 35%. Only Angel Founder members were entitled to the 10% distribution until the Series A members were paid off. Once the Series A members have received their initial investment plus the 35%, all distributions going forward are paid pro-rata amongst all units.

The Predecessor issued 110,000 Angel Founder Units, and 42,761 Series A Units during 2013. On September 17, 2018, the Company issued 54,000 Series R Warrants. On January 7, 2020, 29,000 Series R Warrants were exercised, and on March 12, 2020, the remaining 25,000 Series R Warrants were exercised, resulting in 54,000 Series R Units being issued in exchange for the warrants. As of December 31, 2020, the Predecessor had issued 110,000 of Angel Founder Units, 54,000 of Series R Units, and 42,761 of Series A Units. Each of these Units has equal ownership of the Predecessor and recorded income and distributions pro rata once all shares were issued and vested.

Except for Tax Distributions and Preferred Distributions as discussed above, distributions made to Members in proportion to their respective Percentage Interests as of the time of such distribution.

All Service Units were intended to constitute profit interests for U.S. federal income tax purposes. No Service Units were issued.

On September 17, 2018, the Predecessor issued 54,000 warrants to various members of management. The warrants vested immediately and had an exercise price of $1 per unit. During the first quarter of 2020, the warrant holders exercised their options resulting in the Company issuing 54,000 Series R Units to the warrant holders.

14. Stock-Based Compensation

The Company sponsors an equity incentive plan (the “Plan”) in which certain employees and non-employee directors participate. The Plan is administered by the compensation committee of the board of directors of the Company (the “Compensation Committee”). The Company measures the cost of services received in exchange for an award of equity instruments (typically restricted stock unit awards (“RSUs”) and stock options) based on the grant-date fair value of the awards issued under the Plan that are equity classified. Liability classified RSUs are valued based on the fair value of the stock at each reporting period until the date of settlement with changes in fair value recognized as increases or decreases in stock-based compensation expense in the accompanying consolidated statements of comprehensive income (loss) each reporting period over the period during which an employee or non-employee director is required to provide service in exchange for the awards, usually the vesting period. The fair value of the stock options is calculated using the Black-Scholes option-pricing model. Forfeitures are accounted for as they occur.

The fair value of each option award is estimated on the date of the grant, using the Black-Scholes option-pricing model and the assumptions in the following table:

Nine Months Ended September 30,
2022
Stock options granted	282,947
Fair value of stock options	$1.26 - $3.95
Expected volatility	91.8% - 101%
Dividend yield	-
Expected term	5 - 15
Risk-free interest rate	1.58% - 3.44%

On February 18, 2022, the Company granted 57,000 stock options, all of which are vested and have a 5-year term. The options have a strike price of $5.25. The Company also issued 74,000 fully vested shares of common stock as stock-based compensation at $5.25 a share.

On August 8, 2022, the Company granted 176,000 stock options, of which 25% vested on the effective date and the remaining 75% have a 2-year vesting period. The options have a 15-year term and have a strike price of $2.38.

On August 29, 2022, the Company granted 50,000 stock options, all of which are vested and have a 5-year term. The options have a strike price of $1.75.

The following table summarizes stock option activity:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Weighted- Average Fair Value
Outstanding, December 31, 2021	-	$-	-	$-
Granted	282,947	2.85	7.21	2.27
Forfeited	-	-	-	-
Vested	(149,057)	3.27	3.07	2.50
Outstanding, September 30, 2022	133,890	$2.38	8.75	$2.02

The following table is a summary of stock-based compensation expense for the periods:

	Successor	Predecessor
	September 30, 2022	September 30, 2021
Stock-based compensation	$373	$-
Equity-based compensation – other	437	-
Total equity-based compensation expense	$810	$-

15. Earnings Per Share

Basic earnings per share is based on the weighted average number of shares of common stock issued and outstanding during the period. Diluted earnings per share is based on the weighted average number of shares of common stock issued and outstanding and the effect of all dilutive common stock equivalents and potentially dilutive securities outstanding during the period. The potentially dilutive securities that would be anti-dilutive due to the Company’s net loss are not included in the calculation of diluted net loss per share.

The following table reconciles the numerators and denominators used in the computations of both basic and diluted earnings per share for the Successor Period:

	Successor
	For the three months ended September 30, 2022	For the nine months ended September 30, 2022
Numerator:
Net (loss) - basic	$(36,035)	$(60,939)
Effect of dilutive securities	-	-
Net loss - diluted	$(36,035)	$(60,939)
Denominator:
Weighted average shares outstanding – basic and diluted	16,536,985	16,747,807
Basic and diluted loss per common share	$(2.18)	$(3.64)

The Company has also considered the dilutive impact of the public and private warrants, True Harvest convertible debt, contingent consideration payable in shares to the True Harvest sellers, True Harvest contingently returnable shares, Sponsor Notes, and the Deferred Cash Payment convertible into shares, Investor Shares, stock options, Lender Warrants, and shares issuable under share-settled debt arrangements each of which was determined to be anti-dilutive.

The following table reconciles the numerators and denominators used in the computations of both basic and diluted earnings per share for the Predecessor Periods. There were no securities that were determined to be dilutive.

	Predecessor
Net income is in thousands	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
	Angel Founder Units	Series A Units	Series R Units	Angel Founder Units	Series A Units	Series R Units
Numerator:
Net Income allocation	$1,517	$590	$745	$4,741	$1,843	$2,328

Denominator:
Weighted averaged units - basic	110,000	42,761	54,000	110,000	42,761	54,000
Weighted averaged units - diluted	110,000	42,761	54,000	110,000	42,761	54,000

Earnings per unit - basic	$13.79	$13.80	$13.80	$43.10	$43.11	$43.11
Earnings per unit - diluted	$13.79	$13.80	$13.80	$43.10	$43.11	$43.11

16. Related Party Transactions

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates have loaned the Company funds that were required to complete the initial Business Combination.

On March 26, 2020 (Prior to the Theraplant Business Combination), the Company issued an unsecured promissory note (the “2020 Note”) in the principal amount of $1,000 thousand to the Sponsor and on January 29, 2021 (Predecessor), the Company issued an additional unsecured promissory note (the “2021 Note”) in the principal amount of $1,000 thousand to the Sponsor. The 2020 and 2021 Notes are non-interest bearing and payable upon the consummation of a Business Combination. The full amount of such loans may be convertible into units at a price of $10.00 per unit and/or warrants at a price of $1.00 per warrant.

In addition to the 2020 and 2021 Notes, on June 18; August 26; September 9; September 20; October 1; and November 1, 2021, the Company issued unsecured promissory notes, in the principal amount of $300 thousand, $450 thousand, $180 thousand, $65 thousand, $100 thousand, and $140 thousand, respectively, to the Sponsor evidencing loans in the same amount for a total of $1,235 thousand (the “Promissory Notes” and collectively with the 2020 Note and 2021 Note, the “Sponsor Notes”). The Promissory Notes are non-interest bearing and payable upon the consummation of a Business Combination. During 2021, $595 thousand of cash was paid out of the Company’s operating cash account to fund extensions of the Company to complete the Theraplant Business Combination. These payments were made on behalf of the Sponsor and have therefore reduced the aggregate principal owed to the Sponsors by the same amount.

On November 26, 2021, in connection with the execution of the Term Loan as discussed in Note 8, the Company agreed that none of the Sponsor Notes would be settled in cash.

On January 31, 2022, the Greenrose board of directors and the Lender have approved the final settlement amount of the Sponsor Notes. The aggregate principal amount outstanding on the date of settlement was $2,640 thousand and was settled for 685,000 shares of Greenrose common stock and 1,893,000 private warrants which was determined to approximate the principal amount outstanding.

On February 2, 2022, Greenrose entered into an exchange agreement (the “Exchange Agreement”) with Greenrose Associates LLC, the Company’s sponsor to convert $2,640 thousand in aggregate principal amount of promissory notes and convertible notes into (i) 685,000 shares of common stock of the Company, par value of $0.0001 per share, and (ii) 1,893,000 non-callable private warrants entitling the holder thereof to purchase one share of Common Stock at $11.50 per share for five (5) years from the date of issuance. The Sponsor Notes were non-interest bearing and did not contain a stated maturity date. The non-callable private warrants contained the same terms and conditions as the private warrants issued to the Company’s Sponsor and the Company’s underwriters in connection with its February 11, 2020 initial public offering.

Simultaneously with the entry of the Exchange Agreement, Greenrose issued all 685,000 shares of common stock of the Company to the Sponsor in a private placement exempt from registration pursuant to Rule 506(b) of Regulation D under Section 4(a)(2) of the Securities Act of 1933, as amended. Upon the issuance of the 685,000 shares of common stock and 1,893,000 warrants of the Company, the Sponsor Notes were cancelled and are no longer outstanding.

The terms and conditions of the conversion of the Sponsor Notes into shares of common stock and Private Warrants of the Company, including the conversion price, were approved at a meeting of a special committee of the independent members of the board of directors of the Company, in which members of the board of directors who were also members of the Sponsor were recused.

The Company assessed the provisions of the 2020 and 2021 Notes under ASC 815-15 and initially determined the conversion feature to be a derivative liability that required bifurcation from the host instrument. The conversion feature was initially valued and classified as a derivative liability with an offset to a discount on the 2020 and 2021 Notes.

The discount was amortized over the expected life of the 2020 and 2021 Notes and was fully amortized through interest expense within the Company’s historical statement of operations prior to the Theraplant Business Combination. To calculate the value of the embedded derivative the Company utilized a “with” and “without” approach. In the “with” scenario we valued the convertible promissory notes using a Black-Scholes model as it was determined that on a business combination, a holder would likely convert into private warrants, which were themselves valued using a Black-Scholes model and are considered to be a Level 3 fair value Measurement (see Note 9). In the “without” scenario, the Company valued the repayment of the notional value of the convertible promissory note using a risk-adjusted discounted cash flow model. The 2020 and 2021 Notes had reached maturity with both of the conversion scenarios out of the money and the final settlement would subsequently be adjusted to settled in an agreed upon value within equity or private warrants. As such, the Company has concluded the bifurcated derivative liability had no value as of November 26, 2021 and December 31, 2021 and the final settlement would approximate the 2020 and 2021 carrying amount.

17. Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the filing date of this Quarterly Report on Form 10-Q require adjustment to or disclosure in the Company’s Financial Statements.

In October, the company did not make its quarterly interest payment to its Lender.

Related to the above, on October 10, 2022 the Company received a notice of additional default (the “Notice of Additional Default”) from the legal representatives on behalf of DXR Finance, LLC (“DXR Finance”), in reference to the Credit Agreement, by and among the Company, as Borrower.

As previously reported with the filing of the 8-K report on October 4, 2022, the Company received a notice of default (the “Notice of Default”) from the legal representatives on behalf secured lender on October 2, 2022. The secured lender notified the Company that it is considering its rights and remedies pursuant to the loan agreement, and without waiving any rights, remedies, powers, privileges and defenses afforded under the loan.

On October 3, 2022, the board of directors of the Company adopted amended and restated bylaws. The bylaws amendment introduces a process and procedures and imposes certain information requirements on the Company’s stockholders when one or more stockholders seek to call a special meeting of the stockholders or take action by written consent, thereby ensuring these stockholder actions are effected in a lawful, valid and transparent manner by then-holders of the Company’s voting stock.

As previously reported with the filing of the 8-K report on October 13, 2022, on October 12, 2022, the Company, together with its wholly-owned subsidiaries Theraplant, LLC and True Harvest Holdings, Inc. as Guarantors, entered into the Forbearance Agreement with the Lenders party to the Credit Agreement and DXR Finance, LLC as Agent (the “Forbearance Agreement”). Pursuant to the Forbearance Agreement the parties thereto have agreed that that the Lenders and the Agent shall provide a limited forbearance (as set forth in Section 2.02 of the Forbearance Agreement) by terms of which the Lenders and the Agent shall forbear from accelerating the Obligations and otherwise exercising any rights, remedies, powers, privileges and defenses under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement), for the Forbearance Period (as defined in the Section 2.02 of the Forbearance Agreement) that shall expire on the Forbearance Termination Date (as defined in the Forbearance Agreement) and subject to the terms and conditions thereof, solely as a result of the existence of the Specified Defaults listed in the Forbearance Agreement.

Simultaneously with entering into the Forbearance Agreement, the Company entered into a secured promissory note in the principal amount of U.S.$15,300 thousand with DXR Finance, LLC as the Agent for the benefit of the Lenders under the Forbearance Agreement (the “Promissory Note”), pursuant to the terms of the Closing Date Warrant and the Delayed Draw Warrant (as defined in the Credit Agreement), as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the date of the Promissory Note. On each Interest Payment Date (as defined in the Credit Agreement), the Company shall pay to the Agent U.S.$1,913 thousand of the principal amount of the loan. Subject to the acceleration provisions of Section 6 of the Promissory Note, any unpaid principal, fees and accrued and unpaid interest and all other amounts shall be due and payable in full on the date that is two (2) years from the date of the Promissory Note (the “Maturity Date”). The unpaid principal amount of the Promissory Note shall accrue interest daily on the basis of a 360 day year at the LIBO Rate plus sixteen per cent (16.00%) per annum, provided that upon the occurrence and during the continuance of an Event of Default (as defined in the Forbearance Agreement), the outstanding principal amount of this Note and any accrued and unpaid interest and all other overdue amounts shall each bear interest until paid at the stated rate plus two per cent (2.00%) per annum. Interest shall be due and payable in arrears on each Interest Payment Date (as defined in the Credit Agreement). After the Maturity Date (as defined in the Promissory Note and referenced above), interest will continue to accrue on any unpaid principal and shall be due and payable on demand. The LIBO Rate shall not at any time be less than one per cent (1.00%) per annum. The Company may at any time and from time to time prepay any principal amount on the Promissory Note in whole or in part without premium or penalty. Payments and prepayments made by the Company shall be applied first to expenses recoverable under the Promissory Note, then to accrued and unpaid interest and lastly to principal.

On October 9, 2022, in accordance with the bylaws of the Company and Delaware law, the Board of Directors of the Company (the “Board”) expanded the number of directors on the Board from seven (7) to nine (9) and appointed two (2) new directors, Messrs. Jarom Fawson and Tom Lynch to serve on the Board. Simultaneously, the Board also appointed Messrs. Fawson and Lynch to the Special Committee.

As previously reported with the filing of the 8-K report on October 20, 2022, on October 18, 2022, the Company, its Board of Directors and Special Committee, on October 18, 2022, Ducera Securities LLC was engaged, to provide certain financial advisory and investment banking services, if requested, and advice on potential restructuring, sale, and/or other strategic transactions.

On each of October 19, 2022, October 27, 2022 and November 3, 2022 the Company and the other parties to the Forbearance Agreement agreed to extend by one week the Forbearance Period while the Company was actively working with the Lenders under the Credit Agreement (including certain of our related parties) towards a solution or a group of solutions.

As reported with the filing of the 8-K report on November 14, 2022, on November 10, 2022, the Company, together with its wholly-owned subsidiaries, Theraplant LLC and True Harvest Holdings, Inc., entered into the Transaction Support Agreement with the Note Holders (as defined below) and the Lenders (the “Credit Agreement Consenting Lenders”, and collectively with the Note Holders, the “Consenting Lenders”) party to that certain Credit Agreement dated November 26, 2021 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of December 31, 2021, and as further amended by Amendment No. 2 to Credit Agreement (as defined below), the “Credit Agreement”) and DXR Finance, LLC (the “Agent”), in its capacity as Agent under the Credit Agreement (the “Transaction Support Agreement”).

The Transaction Support Agreement contemplates that the Company will pursue either a Qualified Alternative Transaction Proposal (as defined below) or a consensual Foreclosure (as defined below), in each case as described in more detail below. To the extent the Greenrose Entities pursue the Foreclosure, the Foreclosure will provide for, among other things: (i) the continuation of the Theraplant and True Harvest businesses as a going concern; (ii) the assumption of employee liabilities, accounts payable and liabilities under assumed contracts; and (iii) NewCo (as defined below) will be obligated to offer each employee of Theraplant and TH employment at NewCo at (but subject to) closing of the Foreclosure on substantially the same terms as such employees’ existing employment arrangements.

For up to 50 days following entry into the Transaction Support Agreement, with the assistance of their advisors, including Ducera Securities LLC, the Company will use commercially reasonable efforts to market themselves and their assets with the goal of receiving binding transaction proposals for, including but not limited to, a sale, disposition, reorganization, merger, financing or other type of transaction that, among other conditions, satisfies the payment obligations owed by the Company under the Credit Agreement, the DXR Secured Promissory Note (as defined below) and related loan documents (the “Obligations”), or is on such other terms as are acceptable to the Company, the Consenting Lenders and the Agent (such a proposal, a “Qualifying Alternative Transaction Proposal”). If the Company have not received an alternative transaction proposal that reasonably could become a binding Qualifying Alternative Transaction Proposal by not later than 30 days following the entry into the Transaction Support Agreement, then the marketing period shall end and the Company’s obligations under the Transaction Support Agreement with respect to the Foreclosure shall commence from and after the date upon which the Consenting Lenders deliver the Foreclosure Agreement. In the event that the Company receive more than one Qualifying Alternative Transaction Proposal, the Company shall hold an auction to determine the winning proposal.

On November 10, 2022, concurrently with the execution of the Transaction Support Agreement, Company, as Guarantors, entered into an Amendment No. 2 to the Credit Agreement with the Credit Agreement Consenting Lenders and DXR Finance, LLC, as Agent (“Amendment No. 2 to the Credit Agreement”) pursuant to which the Credit Agreement Consenting Lenders agreed to fund an additional $10,000 thousand of loans, with $5,000 thousand to be borrowed immediately on the effective date of the Amendment No. 2 to the Credit Agreement and $5,000 thousand to be borrowed in one or more draws thereafter on or before December 31, 2022. Amendment No. 2 to the Credit Agreement also provided for certain amendments to the Credit Agreement to facilitate the transactions contemplated by the Transaction Support Agreement. In addition, as consideration for the Credit Agreement Lenders’ entry into Amendment No. 2 to Credit Agreement, the make whole period applicable to the loans under the Credit Agreement was extended by three (3) months to the thirty third month anniversary of the original closing date of the Credit Agreement.

If the Company fail to enter into a binding, fully executed Qualifying Alternative Transaction Proposal within the time periods specified in the Transaction Support Agreement, the Consenting Lenders and Agent will effectuate a foreclosure through the formation of a newly-formed company (“NewCo”) that will transmit an offer, in the form of a foreclosure agreement (the “Foreclosure Agreement”), to the Company to accept the Agent’s collateral (which constitutes substantially all assets of the Company and its wholly owned subsidiaries, Theraplant, LLC and True Harvest Holdings, Inc.) (the “Foreclosure”). Upon consummation of the Foreclosure, NewCo will also (i) assume certain liabilities of the Company, including employee liabilities, accounts payable and liabilities under assumed contracts and (ii) agree to fund the Company’s anticipated tax liabilities (collectively, the “NewCo Liabilities”). The consummation of the Foreclosure is subject to conditions set forth in the Transaction Support Agreement, including the provision by the Consenting Lenders of sufficient wind-down funding, receipt of required regulatory approvals and the execution of a mutual release agreement between the Company, on the one hand, and NewCo, the Agent and Consenting Lenders, on the other hand, and new indemnification agreements between NewCo and current officers and directors of the Company.

The Transaction Support Agreement may be automatically terminated upon the occurrence of specified events, including, without limitation, the consummation of the Foreclosure, any material breach of the Transaction Support Agreement that is not cured within ten days of receipt of written notice, or the date that is 90 days from the date on which the Company present the Transaction Support Agreement to the Connecticut Department of Consumer Protection. For a period of 25 days after the entry into the Transaction Support Agreement (the “Limited Diligence Out Period”), the Agent and Consenting Lenders may also terminate the Transaction Support Agreement to the extent that the Company (i) breach their obligation to make certain information available to the Agent and Consenting Lenders in connection with their diligence review of the NewCo Liabilities and fail to cure such breach within either five days’ notice of such breach or by the expiration of the Limited Diligence Out Period or (ii) the Agent or Consenting Lenders discover material NewCo Liabilities which were not previously disclosed by the Company.

On November 10, 2022, concurrently with the execution of the Transaction Support Agreement, the Company, as Guarantors, entered into a forbearance agreement with the Lenders party to the Credit Agreement, the holders (the “Note Holders”) of that certain Secured Promissory Note in an original principal amount of $15,300 thousand dated as of October 12, 2022 (the “DXR Secured Promissory Note”) and DXR Finance, LLC, as Agent (the “Forbearance Agreement”). Pursuant to the Forbearance Agreement the parties thereto agreed that that the Lenders, the Note Holders and the Agent will provide a limited forbearance (as set forth in Section 2.02 of the Forbearance Agreement) by terms of which the Lenders and the Agent will forbear from accelerating the Obligations and otherwise exercising any rights, remedies, powers, privileges and defenses under the Credit Agreement, the DXR Secured Promissory Note and related loan documents as a result of the existence of certain types of Events of Default, for the Forbearance Period (as defined in the Forbearance Agreement) that will expire on the Forbearance Termination Date (as defined in the Forbearance Agreement).

In connection with the Transaction Support Agreement, the Company paid to the Agent for the benefit of the Credit Agreement Lenders party to the Forbearance Agreement a forbearance payment equal to 1.00% of the principal amount of loans outstanding under the Credit Agreement immediately prior to the effectiveness of the Forbearance Agreement, and will pay (subject to the occurrence of certain events as more fully described in the Forbearance Agreement) such additional forbearance payments as provided in the Forbearance Agreement.

The foregoing descriptions of the Transaction Support Agreement, Amendment No. 2 to the Credit Agreement and the Forbearance Agreement do not purport to be complete and are subject to and qualified in their entirety by reference to the complete text of agreements, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to the Current Report on Form 8-K filed on November 14, 2022, and are incorporated herein by reference.

Although the Company intends to pursue the transactions described herein in accordance with the terms and conditions set forth in the Transaction Support Agreement, there can be no assurance that the Company will be successful in consummating transactions on the terms and conditions set forth in the Transaction Support Agreement.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GREENROSE FOR THE THREE AND NINE MONTHS ENDED September 30, 2022 AND 2021.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements and related notes to the Consolidated Financial Statements of this Quarterly Report on Form 10-Q (this “Quarterly Report”) and our Annual Report on Form 10-K for the year ended December 31 2021. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in Item 1A “Risk Factors” of our Quarterly Report.

References in this report (the “Quarterly Report”) to “we,” “us” or the “Company” refer to The Greenrose Holding Company Inc. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to Greenrose Associates LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Quarterly Report.

This MD&A contains both historical and forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. We make forward-looking statements related to future expectations, estimates, and projections that are uncertain and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. Factors that might cause such differences include, but are not limited to, those discussed in Part 2 of this Form 10-Q under Item 1A., “Risk Factors,” which are incorporated herein by reference. Our future results and financial condition may be materially different from those we currently anticipate, and historical results may not be indicative of future performance.

Financial information and unit or share figures, except per-unit or per-share amounts, presented in this MD&A are presented in thousands of US dollars (“$”), unless otherwise indicated. We round amounts in this MD&A to the thousands and calculate all percentages, per-unit, and per-share data from the underlying whole-dollar amounts. Thus, certain amounts may not foot, cross foot, or recalculate based on reported numbers due to rounding. Unless otherwise indicated, all references to years are to our three months ended on September 30.

Overview

The Greenrose Holding Company Inc. is a Delaware incorporated holding company that was formed special purpose acquisition company under the name of Greenrose Acquisition Corp. for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. On November 24, 2021, Greenrose Acquisition Corp., changed name to The Greenrose Holding Company Inc. (“Greenrose”, the “Company”, or “Successor”), and on November 26, 2021, the Company consummated its business combination (the “Theraplant Merger” or “Theraplant Business Combination”) with Theraplant, LLC, a Connecticut limited liability company (“Theraplant” or “Predecessor”), a private operating company.

Theraplant is a cannabis producer licensed by the State of Connecticut, dedicated to providing patients options to improve their wellbeing. Theraplant was Connecticut’s first state-licensed medical cannabis producer, receiving its license on February 7, 2014, and in October 2014 became the first producer to distribute medical cannabis in the Connecticut market. Theraplant designs premium cannabis genetics to offer a wide variety of compositions to meet needs of the state’s medical cannabis cardholders for all approved treatment conditions, while making quality medical cannabis affordable to the greatest range of patients. Theraplant hand selects premium cannabis genetics grown in a controlled, clean environment, under the watch of an award-winning cultivation team, and tested by a third-party laboratory for pesticides and microbiologics. Theraplant operates out of a cultivation facility with 68,000 square feet of capacity, with an additional 30,000 square feet of capacity that was completed in the first quarter of 2022.

On December 31, 2021, the Company completed its acquisition of substantially all of the assets and certain liabilities of True Harvest, LLC (“True Harvest”) as key part of its growth strategy. True Harvest is a limited liability company established in 2015 in the State of Arizona. True Harvest cultivates, manufactures, and sells medical marijuana in the State of Arizona, under a cultivation agreement with a third-party licensor, who has a medical marijuana dispensary registration certificate from Arizona Department of Health Services and is authorized to operate an off-site cultivation facility.

Operational and Regulation Overview

We believe our operations are in material compliance with all applicable state and local laws, regulations, and licensing requirements in the states in which we operate. However, cannabis is illegal under United States federal law. Substantially all of our revenue is derived from United States cannabis operations. For information about risks related to United States cannabis operation, See Risk Factors disclosure in our annual Report on Form 10-K filed April 15, 2022, as amended.

Theraplant Business Combination

On November 26, 2021, we consummated the Theraplant Business Combination. Under the terms of the acquisition, we paid consideration of $153,132 thousand at close, consisting of $91,196 thousand in cash, $43,500 thousand in shares of the Company’s common stock, $9,616 thousand in the form of a convertible note, paid down $6,754 thousand of outstanding debt and agreed to pay an incremental $1,975 thousand based upon the sale of an investment and certain tax reimbursements on the date of the transaction. This acquisition qualified as a business combination in accordance with ASC 805, Business Combinations (“ASC 805”). We have recorded an allocation of the consideration to Theraplant’s identified tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the Closing Date. The excess of the acquisition consideration over the fair value of the assets acquired and liabilities assumed was recorded as goodwill.

True Harvest Acquisition

On December 31, 2021, we consummated the business combination with True Harvest (the “True Harvest Business Combination”) and entered into an amendment (“Amendment No. 3”) to the Asset Purchase Agreement. Pursuant to the amended Asset Purchase Agreement, Greenrose paid aggregate consideration of $68,671 thousand at close, consisting of $12,500 thousand in cash, $20,892 thousand in the form of a convertible note, and $14,399 thousand in fair value of shares issued of the Company’s common stock. In addition, Contingent upon True Harvest achieving a certain price point per pound of cannabis flower relative to total flower production within 36 months of the closing of the transaction, the Company will pay additional consideration of up to $35,000 thousand in the form of an earnout, payable in shares of common stock of the Company. The fair value of such contingent consideration was $20,880 thousand and is included in consideration transferred. Up to 1,100,000 shares are contingently returnable to Greenrose if the Greenrose common stock price reaches $12.50 per share for 20 consecutive trading days, and the fair value of such contingently returnable shares has been determined to be $0 as of the date of the transaction.

COVID-19

In March 2020, the World Health Organization declared the coronavirus (COVID-19) a global pandemic. The COVID-19 outbreak and the response of governmental authorities to try to limit it are having a significant impact on the private sector and individuals, including unprecedented business, employment, and economic disruptions. Management has been closely monitoring the impact of COVID-19, with a focus on the health and safety of the Company’s employees, business continuity and supporting the communities where the Company operates. The company has implemented various measures to reduce the spread of the virus, including implementing social distancing measures at its cultivation facilities, manufacturing facilities, and dispensaries, enhancing cleaning protocols at such facilities and dispensaries and encouraging employees to adhere to preventative measures recommended by local, state, and federal health officials.

It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on its business or results of operations at this time.

Rising Inflation and Interest Rate

Recently, inflation has trended significantly higher than in prior periods, which may be negatively impacting our business. Ongoing labor shortages and surge of gas price, driven in part by the COVID-19 pandemic, geopolitical issues and the war in Ukraine, continue to have adverse macroeconomics impact and may result in our cost overruns. Financial markets have also been volatile, reflecting heightened geopolitical risks and material tightening of financial conditions since the U.S. Federal Reserve began increasing interest rates in spring of 2022 and continued uncertainty regarding monetary policy. Driven in part by overall macroeconomics conditions, capital availability has significantly declined for regulated cannabis operators.

Key Performance Indicators and Non-GAAP Measures

Our management uses a variety of financial and operating metrics to evaluate our business, analyze our performance, and make strategic decisions. We believe these metrics and non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as management. However, these measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for financial measures that have been calculated in accordance with GAAP. We primarily review the following key performance indicators and non-GAAP measures when assessing our performance: (i) revenue; (ii) EBITDA; (iii) adjusted EBITDA; (iv) working capital; (v) cash flow; and (vi) return on capital employed. We believe these indicators provide us with useful data with which to measure our performance.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measures that represents earnings before interest expense, income taxes, depreciations, and amortization, or EBITDA, and further adjustments to EBITDA to exclude certain non- cash items and other non-recurring items that management believes are not indicative of ongoing operations. We disclose EBITDA and Adjusted EBITDA because these non-GAAP measures are key measures used by our management to evaluate our business, measure its operating performance, and make strategic decisions. We believe EBITDA and Adjusted EBITDA may be useful for investors and others in understanding and evaluating our operations results in the same manner as its management. However, EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, income before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA and Adjusted EBITDA or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP. The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods indicated:

	For the three months ended		For the nine months ended
	September 30,		September 30,
	Successor	Predecessor	Successor	Predecessor
(in thousands)	2022	2021	2022	2021
Net Income (Loss)	$(36,035)	$2,852	$(60,939)	$8,912
Provision for income taxes	948	262	2,182	812
Interest expense, net	10,113	58	23,642	135
Depreciation & amortization	4,661	209	13,858	617
EBITDA	(20,313)	3,381	(21,257)	10,476
Transaction related fees(a)	-	-	588	294
Change in Fair Value of Financial Instruments(b)	(13,861)	-	(15,025)	-
Fair Value Step-up of Inventory (c)	1,152	-	5,497	-
Goodwill impairment (d)	33,154		33,154
Infrequent events(e)	1,008	-	773	87
Management fees(f)	-	-	-	400
Stock compensation expense (g)	148	-	810	-
Adjusted EBITDA	$1,228	$3,381	$4,540	$11,257

(a)	For the nine months ended September 30, 2022, transaction fees relate to the consulting legal and accounting fees related to the acquisitions of Theraplant and True Harvest and their corresponding contractual filing requirements of a Form S-1 to register shares. For the three and nine months ended September 30, 2021, transaction fees relate to consulting, legal, and accounting fees in preparation for the Theraplant Business Combination.

(b)	Change in Fair Value of Financial Instruments represent the (gain)/loss related to private warrants and other derivative instruments. For the three and nine months ended September 30, 2022, the Company recognized a gain of $13,861 thousand and $15,025 thousand on its financial instruments which resulted primarily from fluctuations in the Company’s stock price.

(c)	Represents the impact to the cost of goods sold due to the fair value step up of inventory from purchase accounting.

(d)	Represents the impairment of Goodwill during the three months ended September 30, 2022.

(e)	For the three months ended September 30, 2022, infrequent events is a result of reclassifying the prior quarter of contingent consideration of $1,045 thousand to change in fair value in financial instruments. For the nine months ended September 30, 2022, infrequent events relates to the $811 thousand loss on note settlement. For the nine months ended September 30, 2021, the $87 thousand is consisted of $29 thousand related to costs related to a fire in a grow room causing repair expenses that had not yet been recovered by insurance, as well as $58 thousand related to lobbyist fees related to Connecticut cannabis regulation proposals.

(f)	Represents management fees associated with management consulting services that were not required to be paid after the closing of the Theraplant Business Combination.

(g)	Represents share based compensation incurred for the nine months ended September 30, 2022 as part of the Company’s equity incentive plan.

Results of Operations

For the three and nine months ended September 30, 2022 and 2021

	For the Three Months Ended				For the Nine Months Ended
		Predecessor	Change			Predecessor	Change
	September 30,	September 30,	Increase/(Decrease)		September 30,	September 30,	Increase/(Decrease)
(in thousands)	2022	2021	$	%	2022	2021	$	%
Revenues, net of discounts	$7,849	$6,236	$1,613	26%	$25,229	$19,956	$5,273	26%
Cost of goods sold	(5,246)	(2,187)	(3,059)	140%	(17,896)	(7,012)	10,884	155%
Gross margin	2,603	4,049	(1,446)	-36%	7,333	12,944	-5,611	-43%
Selling and marketing	(25)	(12)	(13)	108%	(78)	(199)	(121)	-61%
General and administrative	(4,609)	(850)	(3,759)	442%	(12,881)	(2,845)	10,036	353%
Depreciation and amortization	(3,968)	(15)	(3,953)	NM	(11,913)	(41)	11,872	NM
Asset impairment	(33,154)	-	(33,154)	100%	(33,154)	-	33,154	100%
Income (loss) from operations	(39,153)	3,172	(38,887)	NM	(50,693)	9,859	(69,851)	NM
Other income (expense), net	4,066	(58)	4,124	NM	(8,064)	(135)	(7,929)	NM
Provision for income taxes	(948)	(262)	(686)	262%	(2,182)	(812)	(1,370)	169%
Net income (loss)	$(36,035)	$2,852	(38,887)	-1363%	$(60,939)	$8,912	(69,851)	-784%

NM – Not Meaningful

Comparison of the three and nine months ended September 30, 2022 and September 30, 2021

The following discussion represents a comparison of our results of operations for the three and nine months ended September 30, 2022, compared to the three and nine months ended September 30, 2021. In the opinion of management, the unaudited condensed financial statements recognize all adjustments of a normal recurring nature considered necessary to fairly state our financial position, results of operations and cash flows for the periods presented.

Revenue, net of discounts

For the three months ended September 30, 2022, the Company’s revenue, net of discounts increased $1,613 thousand or 26% compared to the prior year. The increase is primarily a result of the current period including Theraplant and True Harvest comparing to the prior year that included only Theraplant revenue. True Harvest revenue, net of discounts, of $3,041 thousand for the three months ended September 30, 2022, contributed to our revenue growth, which was lower than expected due to productions issues at the facility as a result of construction for the expansion of the facility. Theraplant revenue was $1,428 thousand lower as compared to the prior year. The decrease is a result of a reduction in the medicinal market in Connecticut along with increased competition. The decrease in revenue is also a result of new legislation for adult-use cannabis in Connecticut. With the law, “An Act Concerning Responsible and Equitable Regulation of Adult-Use Cannabis”, passed in June 2021, we believe that prospective consumers who previously obtained a medical card or considered obtaining a medical card decided to purchase cannabis outside of the medical market. This was the result of the decriminalization of cannabis as of July 1, 2021 in Connecticut, which makes possible the forgoing of the cost of a doctor’s visit and a state license registration. Further, the availability of black-market products for the larger new adult (non-medical) market has increased due to illegal events and delivery services, negatively impacting revenues. The new law now allows for adult use of the product in Connecticut.

For the nine months ended September 30, 2022, the Company’s revenue, net of discounts increased $5,273 thousand or 26% compared to the prior year. The increase is primarily a result of the current period including Theraplant and True Harvest comparing to the prior year including only Theraplant revenue. True Harvest revenue, net of discounts, of $10,113 thousand for the nine months ended September 30, 2022, contributed to our revenue growth, which was lower than expected due to productions issues at the facility as a result of construction for the expansion of the facility. Theraplant revenue was $4,840 thousand lower as compared to the prior year. The decrease is a result of a reduction in the medicinal market in Connecticut along with increased competition discussed above with respect to the three months ended September 30, 2022.

Cost of Goods Sold

Cost of goods sold, net for the three months ended September 30, 2022 increased $3,059 thousand or 140% compared to the prior year. The increase is due to purchase accounting considerations in the fair value step up of inventory. The sales of inventory held at fair value at Theraplant resulted in an increase in cost of goods sold of $758 thousand of additional cost due to purchase accounting. Additionally, True Harvest had cost of goods sold for the three months ended September 30, 2022 of $1,758 thousand, including the fair value step up of inventory. The Company also had various increases in cost of goods sold related to bringing additional capacity online, and the Company incurred additional costs related to initial planting and production processes in the new production facility. These start up costs are expected to decrease in the remainder of 2022.

Cost of goods sold, net for the nine months ended September 30, 2022, increased $10,884 thousand or 155% compared to the prior year. The increase is due to purchase accounting considerations in the fair value step up of inventory. The sales of inventory held at fair value at Theraplant resulted in an increase in cost of goods sold of $2,709 thousand of additional cost due to purchase accounting. Theraplant cost of goods sold, excluding the sales of inventory held at fair value, decreased $512 thousand. This decrease is due to the decrease in revenue for the nine months ended September 30, 2022 which decreased similarly. Additionally, True Harvest had cost of goods sold for the nine months ended September 30, 2022 of $8,687 thousand, including the fair value step up of inventory. The Company also had various increases in cost of goods sold related to bringing additional capacity online, and the Company incurred additional costs related to initial planting and production processes in the new production facility. These start up costs are expected to decrease in the remainder of 2022.

Gross Profit

Gross Profit for the three months ended September 30, 2022, decreased $1,446 thousand or 36% compared to the prior year. The decrease is due primarily to purchase accounting considerations in the fair value step up of inventory, causing an increase in cost of goods sold for Theraplant of $1,301 thousand. Further, Theraplant revenue decreased $1,428 thousand for the three months ended September 30, 2022 compared to the three months ended September 30, 2021 offset by the gross profit of True Harvest included within the 2022 results of $1,283 thousand.

Gross Profit for the nine months ended September 30, 2022, decreased $5,611 thousand or 43% compared to the prior year. The decrease is due to purchase accounting considerations in the fair value step up of inventory, causing an increase in cost of goods sold for Theraplant of $2,197 thousand. Additionally, the decrease is due to decreasing Theraplant revenue of $4,840 thousand compared to the prior period while True Harvest had gross profit of $1,426 thousand included within the gross profit for the nine months ended September 30, 2022.

Selling and Marketing Expenses

Selling and marketing expenses for the three months ended September 30, 2022, increased $13 thousand or 108% compared to the prior period. This increase was primarily due to more purchases in marketing material.

Selling and marketing expenses for the nine months ended September 30, 2022, decreased $121 thousand or 61% compared to the prior period. This decrease was primarily due to less purchases in marketing material.

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2022, increased $3,759 thousand or 442% compared to the prior year. This increase is a result of the current period including Theraplant, Greenrose, and True Harvest comparing to the prior period that was inclusive of only Theraplant expenses. This resulted in incremental general and administrative expenses of True Harvest had General and Administrative expenses of $597 thousand and Greenrose had expenses of $3,287 thousand and comparative Theraplant general and administrative expenses remaining consistent year over year.

General and administrative expenses for the nine months ended September 30, 2022, increased $10,036 thousand or 353% compared to the prior year. This increase is a result of the current period including Theraplant, Greenrose, and True Harvest comparing to the prior period that was inclusive of only Theraplant expense which resulted in an increase in general and administrative expenses of $11,055 thousand. Theraplant’s general and administrative expenses decreased approximately $1,036 thousand due primarily to a decrease in professional fees that include consulting and legal fees.

Depreciation and Amortization

Depreciation and amortization for the three months ended September 30, 2022, increased $3,953 thousand compared to the prior year. This increase is due to the amortization of the intangible assets for the period beginning December 31, 2021. These intangible assets acquired in connection with the Theraplant Business Combination totaled $107,000 thousand and True Harvest Business Combination totaled $8,000 thousand. The amortization of the acquired intangible assets was $3,950 thousand for the three months ended September 30, 2022.

Depreciation and amortization for the nine months ended September 30, 2022, increased $11,872 thousand compared to the prior year. This increase is due to the amortization of the intangible assets for the period beginning December 31, 2021. These intangible assets acquired in connection with the Theraplant Business Combination totaled $107,000 thousand and True Harvest Business Combination totaled $8,000 thousand. The amortization of the acquired intangible assets was $11,850 thousand for the nine months ended September 30, 2022.

Asset impairment

Asset impairment for the three and nine months ended September 30, 2022, increased by $33,154 thousand compared to the prior year. Specifically, Theraplant incurred a $7,435 thousand goodwill impairment during the three and nine months ended September 30, 2022 and True Harvest incurred a $25,719 thousand goodwill impairment during the three and nine months ended September 30, 2022.

Other income (expense), net

Other income (expense), net, which consists of interest expenses, net, changes in fair value of financial instruments, and gain/losses on settlements of financial instruments, for the three months ended September 30, 2022, increased $4,124 thousand compared to the prior year. As part of our acquisitions, the successor company had total notes payable of $165,116 thousand as of September 30, 2022 compared to the predecessor company of $5,147 thousand of total notes payable resulting in an increase in interest expense of $10,055 thousand. During the three months ended September 30, 2022, we made a correction to our debt for the True Harvest Convertible Note Payable and the Theraplant Deferred Cash causing an increase of interest expense of $829 thousand. This was offset by the change in fair value of our financial instruments totaling $13,504 thousand and loss on settlement of financial instruments of $1,683 thousand.

Other expenses, net, which consists of interest expenses, net, and changes in fair value of financial instruments, for the nine months ended September 30, 2022, increased $7,929 thousand compared to the prior year. As part of our acquisitions, the successor company had total notes payable of $165,116 thousand as of September 30, 2022 compared to the predecessor company of $5,147 thousand of total notes payable resulting in an increase in interest expense of $23,507 thousand. During the nine months ended September 30, 2022, we made a correction to our debt for the True Harvest Convertible Note Payable and the Theraplant Deferred Cash causing an increase of interest expense of $829 thousand. This was offset by the change in fair value of our financial instruments totaling $14,668 thousand and loss on settlement of financial instruments of $1,683 thousand.

Provision for Income Taxes

Provision for income taxes for the three months ended September 30, 2022 was $948 thousand, an increase of $686 thousand or 262%. This is primarily due to Theraplant being an LLC in 2021, while Greenrose Holdings is a C-Corp. The statutory federal tax rate was 21% during both periods. During the three months ended September 30, 2022 and 2021, the Company had operations in two and one U.S. geographic market, respectively. The Company’s quarterly tax provision is calculated under the discrete method which treats the interim period as if it were the annual period and determines the income tax expense or benefit on that basis. The discrete method is applied when application of the estimated annual effective tax rate is impractical because it is not possible to reliably estimate the annual effective tax rate. The Company believes, at this time, the use of this discrete method is more appropriate than the annual effective tax rate method due to the high degree of uncertainty in estimating annual pre-tax income due to the early stage of the business.

Provision for income taxes for the nine months ended September 30, 2022 was $2,182 thousand, an increase of $1,370 thousand or 169%. This is primarily due to Theraplant being an LLC in 2021, while Greenrose Holdings is a C-Corp. The statutory federal tax rate was 21% during both periods. During the nine months ended September 30, 2022 and 2021, the Company had operations in two and one U.S. geographic market, respectively. The Company’s quarterly tax provision is calculated under the discrete method which treats the interim period as if it were the annual period and determines the income tax expense or benefit on that basis. The discrete method is applied when application of the estimated annual effective tax rate is impractical because it is not possible to reliably estimate the annual effective tax rate. The Company believes, at this time, the use of this discrete method is more appropriate than the annual effective tax rate method due to the high degree of uncertainty in estimating annual pre-tax income due to the early stage of the business.

Liquidity and Capital Resources

Our primary sources of liquidity are cash from operations, cash and cash equivalents on hand and private financing. Our primary requirements for liquidity are to fund our working capital needs, debt service, operating lease obligations, capital expenditures and general corporate needs. Theraplant and True Harvest are generating cash from sales and Theraplant is deploying its capital reserves to acquire and develop assets capable of producing additional revenues and earnings over both the immediate and near term to support its business growth and expansion.

As of September 30, 2022, we maintained a cash and cash equivalents balance of $962 thousand, and $4 thousand of restricted cash with a working capital deficit of $135,638 thousand. The working capital deficit is primarily due to the current portion of the notes payable of $132,317, due to the reclassification of all the debt to short term because of an event of default. Refer to Note 8 in the Notes to the Consolidated Financial Statements for further information on the event of default.

Based on our forecasted expenditures, due to the significant expenses that we have incurred in relation to our acquisitions, and taking into account our cash flow projections, we do not believe we will have sufficient cash on hand or available liquidity to meet our financial obligations through the twelve months from the date of issuance of the consolidated financial statements for the three and nine months ended September 30, 2022. We expect our cash flows to increase over time, but not sufficiently in the short term to pay for the forecasted expenses, without raising additional capital. As a result, substantial doubt exists regarding the going concern assumption on our consolidated financial statements. If we are unable to generate additional revenue and obtain financing on acceptable terms, or at all, we will likely be required to cease our operations, pursue a plan to sell our operating assets, or otherwise modify our business strategy, which could materially harm our future business prospects.

Pursuant to the Credit Agreement (as defined in the below section titled “Financing Arrangements”) and the Loan Documents (as defined in the Credit Agreement), which constitute our primary debt obligation incurred for the purpose of funding our Theraplant and True Harvest acquisitions, on October 2, 2022, we received a notice of default and on October 10, 2022 an additional notice of default from our Agent and Lenders. While no acceleration of indebtedness has been invoked by our Lenders as the result of the notice of default and corresponding cross defaults, we are required to classify our long-term obligations as current liabilities because of an occurrence of an event of default, if not timely cured, can cause all amounts outstanding under our Credit Agreement to be declared to be immediately due and payable (which is how our financial statements are presented). The Company has not cured any defaults under the Credit Agreement. If defaults are not cured and if the indebtedness under the Credit Agreement is accelerated, there can be no assurance that we will have sufficient assets to satisfy our obligations. However, on November 10, 2022, the Company, executed the Transaction Support Agreement, Amendment No. 2 to Credit Agreement and Forbearance Agreement with our Lenders and its Agents and has secured thereby $10,000 thousand of loans to, among other things, allow the Company to continue to operate in the ordinary course and make the necessary payments to the Connecticut state regulator for conversion of Theraplant’s license to adult-use recreational (see Note 17 to the Consolidated Financial Statements).

Further, there are other factors which may make financing our operations more difficult, including the cannabis industry we operate in and any other risk factors listed in Item 1A. of Part 2 of our Quarterly Report on Form 10-Q and Item 1A. of Part 1 of our Annual Report. In consideration of our plans, substantial doubt is not alleviated.

The following table presents Greenrose’s cash and outstanding debt as of the dates indicated. Due to an event of default, all debt has been classified as current within the consolidated balance sheet as of September 30, 2022 and December 31, 2021:

Cash Flows

The following table presents the summary cash flow information for the periods indicated:

	For the nine months ended
	September 30,
(in thousands)	2022	2021
Net cash provided by (used in) operating activities	$(5,786)	$9,848
Net cash used in investing activities	$(1,085)	$(4,799)
Net cash used in financing activities	$(1,220)	$(3,571)
Net increase (decrease) in cash and cash equivalents	$(8,091)	$1,478

Cash Flow from Operating Activities

During the nine months ended September 30, 2022, cash flows used in operating activities were $5,786 thousand. The cash flows used in operating activities resulted from net loss of $60,939 thousand, offset by goodwill impairment of $33,154 thousand, depreciation and amortization of $13,858 thousand and operating assets and liabilities increase of $11,175 thousand. Our $60,939 thousand of net loss was primarily related decreased sales in Connecticut, production issues resulting in lower sales at True Harvest, the goodwill impairment, and our significant interest expense of $23,642 thousand. The net cash used in operating activities was offset by an increase that was primarily driven by the timing of payments to suppliers and vendors, the timing and amount of debt payments, and the timing of other working capital payments, as well as an increase in inventory, and current tax payable, and a decrease in accounts receivable and prepaid expenses and other assets related to prepaid insurance.

During the nine months ended September 30, 2021, cash flows provided by operating activities were $9,848 thousand. The cash flows provided by operating activities resulted from net income of $8,912 thousand as well as an add back for depreciation and amortization of $617 thousand and an increase in operating assets and liabilities of $319 thousand.

Cash Flow from Investing Activities

Net cash used in investing activities was $1,085 thousand for the nine months ended September 30, 2022, a decrease of $3,714 thousand, compared to net cash used in investing activities of $4,799 thousand during fiscal 2021 (Predecessor). The decrease primarily relates the Company’s capital expenditures that decreased to $1,470 thousand for the fiscal 2022 period compared to $4,799 thousand during fiscal 2021 due to the expansion of the Theraplant facility. This decrease is offset by the proceeds on sale of investment during the nine months ended September 30, 2022 of $385 thousand.

Cash Flow from Financing Activities

Net cash used in financing activities was $1,220 thousand for fiscal 2022 period, an increase of $2,351 thousand, compared to net cash used by financing activities of $3,571 thousand during fiscal 2021. The increase of cash used was primarily related to the principal repayments of notes payable of $1,220 thousand compared to the prior year of $51 thousand of principal repayments of notes payable, as well as prior year distributions to members of $7,170 thousand. This was offset by $3,650 thousand of proceeds from notes payable in the prior year.

Financing Arrangements

The primary objective of our financing strategy is to maintain a prudent capital structure that provides us flexibility to pursue our growth objectives. We use short-term debt as management determines is reasonable, principally to finance ongoing operations, including our seasonal requirements for working capital (generally accounts receivable, inventory, and prepaid expenses and other current assets, less accounts payable, accrued payroll, and other accrued liabilities), and a combination of equity and long-term debt to finance both our base working capital needs and our non-current assets.

Term Loans

On November 26, 2021, we entered into the “Credit Agreement” with DXR Finance LLC, as Agent, and DXR-GL Holdings I, LLC, DXR-GL Holdings II, LLC, and DXR-GL Holdings III, LLC as Lenders, whereby the Lenders agreed to provide an initial term loan (the “Initial Term Loan”) in an amount equal to $88,000 thousand. The proceeds of the term loan were used to acquire the net assets of Theraplant.

Additionally, the Credit Agreement includes a Delayed Draw Term Loan (the “Delayed Draw Term Loan” and collectively with the Initial Term Loan “the Term Loans”) in amount equal to $17,000 thousand. As detailed in the agreement, the Delayed Draw Term Loan provided funding for the acquisition of True Harvest and related transaction costs.

We are required to make principal payments on the Term Loans of $5,000 thousand on each Installment Date. The Installment Date is the last business day of each March, June, September and December, beginning with the earlier of (i) the second full fiscal quarter following the Trigger Date and (ii) the ninth fiscal quarter following the Closing Date. The Trigger Date is the date of the introduction and implementation (meaning the first day that sales are permitted whether or not the Borrower or its subsidiaries make sales on such date) of the Adult Use Cannabis market in the state of Connecticut.

The Term Loans bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at the greater of LIBOR or 1% plus the Applicable Margin (Section 2.4 (a)). Interest on each term loan attributable to the PIK Rate shall be payable on each Interest Payment Date by capitalizing the amount thereof, added to the outstanding amount. All interest and applicable fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year (Section 2.4(d)), in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. The Applicable Margin means 16.00% per annum, provided that for the first 12 months following the Closing Date, 8.5% per annum may be payable in kind and thereafter, 5.00% per annum may be payable in kind (the amounts payable in kind, the “PIK Rate”). The PIK balance will be paid in cash at the end of the term loan. The accrued and unpaid interest on both Term Loans shall be due and payable on the earliest of maturity date, change of control, the sale of all or substantially all assets of Greenrose, or the date of the acceleration.

The Term Loans are collateralized by substantially all the assets and liabilities of the Company. The Credit Agreement contains certain affirmative and negative covenants as to operations and the financial condition of the Company. The Company was in compliance with its financial covenants for the period ended September 30, 2022, however, on each of October 2, 2022 and October 10, 2022, the Agent and the Lenders gave the Company Notices of Default citing events of default pursuant to the Credit Agreement and its Loan Documents, but not calling for acceleration of debt. On November 10, 2022, the Company, executed the Transaction Support Agreement, Amendment No. 2 to Credit Agreement and Forbearance Agreement with our Lenders and its Agents. Refer to Note 17 to the Consolidated Financial Statements.

Refer to Note 8 in the Notes to the Consolidated Financial Statements for additional information on the Term Loans.

Warrant Liabilities

In connection with the Initial Term Loan, we entered into Warrant Agreement (the “Warrant Agreement”) with the DXR Holdings to acquire 2,000,000 fully paid and nonassessable shares of our non-voting common stock. The warrants are immediately exercisable and have an exercise price of $0.01 per warrant (i.e., penny warrants). The holder can exercise the right to purchase the common stock in part or in whole at any time or from time to time. The warrants will expire and no longer exercisable on November 25, 2026. The holder of the warrants has the option to exercise the warrants in equity or in cash.

On December 31, 2021 the Company amended the Warrant Agreement by adding a price floor to the cash election feature whereas the Lender can elect to net cash settle the warrants for an amount that is the greater of the fair market value of the Company’s share price or the price floor. The price floor starts at $6.00 per share and increases $1.00 in each subsequent year on the initial term loan anniversary date. Additionally, the expiration date of the warrants is now able to be extended by five successive one-year extensions if the sale of cannabis continues to be federally illegal at the expiration date (the fifth anniversary of the issuance date and subject to five 1-year extensions at the election of the holder).

In connection with the funding of the Delayed Draw Term Loan, the Company issued another 550,000 warrants with identical terms as the other 2,000,000 warrants as amended by the Warrant Amendment for total Lender warrants of 2,550,000.

We accounted for the warrants as liabilities in accordance with ASC 815-40 and are they are presented within the warrant liabilities within the consolidated balance sheet. The warrants are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of in financial instruments within the consolidated statements of operations.

On September 8, 2022, we received notices of exercise from the holder of our Lender Warrants. Under the terms of the Warrants, the holder elected to exercise the Warrants by making a cash election in return for a cash payment of our common shares based on the floor amount of $6.00 per share. We elected to pay the holder in form of a promissory note, as we determined that the cash payment would result in our liquidity being less than sufficient to enable us to pay our obligations in the ordinary course of business. On October 12, 2022, we issued a secured promissory note (“Secured Promissory Note”) in the amount of $15,300 thousand to the Warrants holders. The Secured Promissory Note matures on October 12, 2024 and principal payments of $1,913 thousand are due quarterly. The Secured Promissory Note bears interest daily on the basis of a 360 day year at the LIBOR rate plus 16% with a minimum LIBOR rate of 1%; provided that upon the occurrence and during the continuance of an Event of Default (as defined in the Forbearance Agreement), the outstanding principal amount of the Secured Promissory Note and any accrued and unpaid interest and all other overdue amounts shall each bear interest until paid at the stated rate plus 2% per annum.

Derivative Liability

In order to help facilitate the closing of the Theraplant Business Combination, on October 20, 2021, Greenrose and an investor (the “Investor”), entered into a Non-Redemption Agreement (the “Non-Redemption Agreement”), pursuant to which the Investor agreed to purchase up to 1,000,000 shares common stock of the Company, $0.0001 par value per share, in open market transactions or in private transactions from the certain selling shareholders who are not affiliated with the Company, at a purchase price not to exceed $10.14 per share.

In connection with the entry of the Non-Redemption Agreement, Greenrose entered into a Registration Rights Agreement with the Investor (the “Registration Rights Agreement”) pursuant to which Greenrose agrees that to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the Common Stock requested to be included in such registration statement (the “Resale Registration Statement”), and Greenrose shall use its best efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, but in no event later than the 45th calendar day following the filing of the Resale Registration Statement (or, the fifth calendar day following the date on which the Company is notified by the SEC that the Resale Registration Statement will not be or is no longer subject to further review and comments.

Further, as part of the Non-Redemption Agreement, Greenrose and the Investor agreed that Greenrose shall issue and sell to the Investor, and the Investor shall purchase from Greenrose, for the sum of $500,000, an aggregate of 500,000 newly issued shares of Greenrose Common Stock (“Investor Shares”). When issued, these shares are to be subject to a lock-up and will be released based on a contractual calculation each month for six months. Any shares not released within that six-month period shall be forfeited. During the period ended December 31, 2021, the Company released 140,947 shares from lock-up, and as of September 30, 2022 the remaining 359,053 shares were released from lock-up (“Released Shares”).

The Investor Shares are considered derivative liabilities in accordance with ASC 815-40, due to certain settlement provisions in the corresponding warrant agreement that do not meet the criteria to be classified in stockholders’ equity. Pursuant to ASC 815-40, the Investor Shares are classified as a liability at fair value on the Company’s consolidated balance sheet, and the change in the fair value of such liability in each period is recognized as a non-cash gain or loss in the Company’s consolidated statements of operations.

Private Warrant Liabilities

Prior to the Theraplant Business Combination, Greenrose sold 1,980,000 private warrants to Greenrose Associates, LLC (the “Sponsor”) and Imperial Capital, LLC (“Imperial”). Each private warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share.

On January 31, 2022, the Greenrose board of directors and the Lender have approved the final settlement amount of the Sponsor Notes. The aggregate principal amount outstanding on the date of settlement was $2,640 thousand and was settled for 685,000 shares of Greenrose common stock and 1,893,000 private warrants which was determined to approximate the principal amount outstanding.

On February 2, 2022, Greenrose entered into an exchange agreement (the “Exchange Agreement”) with Greenrose Associates LLC, the Company’s sponsor to convert $2,640 thousand in aggregate principal amount of promissory notes and convertible notes into (i) 685,000 shares of common stock of the Company, par value of $0.0001 per share, and (ii) 1,893,000 non-callable private warrants entitling the holder thereof to purchase one share of Common Stock at $11.50 per share for five (5) years from the date of issuance. The Sponsor Notes were non-interest bearing and did not contain a stated maturity date. The non-callable private warrants contained the same terms and conditions as the private warrants issued to the Company’s Sponsor and the Company’s underwriters in connection with its February 11, 2020 initial public offering.

Simultaneously with the entry of the Exchange Agreement, Greenrose issued all 685,000 shares of common stock of the Company to the Sponsor in a private placement exempt from registration pursuant to Rule 506(b) of Regulation D under Section 4(a)(2) of the Securities Act of 1933, as amended. Upon the issuance of the 685,000 shares of common stock and 1,893,000 warrants of the Company, the Sponsor Notes were cancelled and are no longer outstanding.

The terms and conditions of the conversion of the Sponsor Notes into shares of common stock and Private Warrants of the Company, including the conversion price, were approved at a meeting of a special committee of the independent members of the board of directors of the Company, in which members of the board of directors who were also members of the Sponsor were recused.

The private warrants are exercisable for cash or on a cashless basis, at the holder’s option, and non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

The private warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within the private warrant liabilities within the consolidated balance sheet. The private warrants are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of in financial instruments within the consolidated statements of operations.

Other Notes Payable

In connection with the True Harvest Acquisition, the Company assumed $4,600 thousand of debt. The debt consisted of three promissory notes (the “Promissory Notes”). The Promissory Notes mature December 2023 and bear interest at 12% of the outstanding loan principal. Equal interest and principal payments are due each month.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of September 30, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We engaged Imperial in October 2019 (pursuant to an engagement letter agreement amended in January 2020) as an advisor in connection with a business combination to assist us in holding meetings with our shareholders to discuss the potential business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with a business combination, assist us in obtaining shareholder approval for the business combination and assist us with our press releases and public filings in connection with the business combination. Pursuant to the terms of our engagement of Imperial, a cash fee for such services was to be payable upon the consummation of a business combination in an amount equal to 4.5% of the gross proceeds of Initial Public Offering, or $7,763 thousand (exclusive of any applicable finders’ fees which might become payable); provided that up to 20% of the fee may be allocated at our sole discretion to other FINRA members that assist us in identifying and consummating a Business Combination.

Additionally, the original terms of our engagement of Imperial included provision to pay Imperial a cash fee for assisting us in obtaining financing for the business combination in an amount equal to 5% of the face amount of any equity securities and 3% of the face amount of any debt sold or arranged as part of the business combination (exclusive of any applicable finders’ fees which might become payable). Our engagement of Imperial was amended as of April 13, 2022 to reflect new agreed compensation terms. Pursuant to the April 2022 amendment we have agreed to compensate Imperial (i) a retainer of shares of common stock of the Company equivalent to $250 thousand (as determined by the five consecutive trading day volume weighted average price of the Company’s common stock following execution of the April 2022 amendment; (ii) a quarterly fee payable in shares of the Company equivalent to $75 thousand per quarter (as determined by the five consecutive trading day volume weighted average price of the Company’s common stock as of first day of each quarter), such amount to increase to an equivalent of $150 thousand per quarter following the sixth consecutive month of the amended engagement, plus a fee payable on the closing of a business combination or business combinations as we and Imperial shall agree and consistent with industry custom and usage. All fees earned and paid to Imperial under the amended engagement shall be credited against the amount owed and payable under the $10,423 thousand non-interest-bearing note issued by the Company to Imperial in April 2022 in satisfaction of amounts otherwise payable under the terms of the 2019 engagement, as amended.

On January 1, 2022, we entered into a Cultivation Services Agreement with a vendor to provide certain cultivation and managerial services, in addition to brand licensing. The total monthly fee is comprised of a Management Fee and Grow Room Fee. The Management Fee is $156 thousand per month for operational management and accounting services. The Grow Room Fee is $11 thousand per grow room per month for cultivation expertise. The total monthly fee is not to exceed $200 thousand. As of September 30, 2022, the Company is paying the maximum monthly fee of $200 thousand. The initial term of this agreement is three years and renews yearly thereafter, unless either Party provides the other Party with notice within sixty days of the renewal.

We have entered into an engagement agreement (the “Engagement Agreement”) with SierraConstellation Partners LLC (“SCP”) to provide certain management services to the Company. As part of the engagement, Timothy Bossidy has been appointed as Interim Chief Executive Officer (the “Interim CEO”). Under the terms of the Engagement Agreement, it is expected that Mr. Bossidy will serve the Company in his role until January 2023, unless the Engagement Agreement is terminated sooner or extended pursuant to its terms. Under the terms of the Engagement Agreement, SCP and Mr. Bossidy will perform all duties determined as appropriate by the Board. In exchange for the services rendered under the Engagement Agreement, the Company paid SCP an “evergreen” $60 thousand retainer paid to SCP at the execution of this Agreement (the “Retainer”). The Retainer is to be held by SCP as an advance towards Services and Reimbursable Expenses (as defined in the Engagement Agreement), including the services of Mr. Bossidy in the amount of $24 thousand per week plus certain other SCP capped services charged at an hourly rate of $995 per hour.

We manage and operates a facility located at 4301 W. Buckeye, Phoenix, AZ (the “Facility”) to cultivate and manufacture medical marijuana since the inception of True Harvest, expanding cultivation space within the Facility over time. The Facility is under a ten-year lease since 2017 with a ten-year renewal option.

Related Party Transactions

On February 2, 2022, Greenrose entered into an exchange agreement (the “Exchange Agreement”) with Greenrose Associates LLC, the Company’s sponsor to convert $2,640 thousand in aggregate principal amount of promissory notes and convertible notes into (i) 685,000 shares of common stock of the Company, par value of $0.0001 per share, and (ii) 1,893,000 non-callable private warrants entitling the holder thereof to purchase one share of Common Stock at $11.50 per share for five (5) years from the date of issuance. The Sponsor Notes were non-interest bearing and did not contain a stated maturity date. The non-callable private warrants contained the same terms and conditions as the private warrants issued to the Company’s Sponsor and the Company’s underwriters in connection with its February 11, 2020 initial public offering.

Simultaneously with the entry of the Exchange Agreement, Greenrose issued all 685,000 shares of common stock of the Company to the Sponsor in a private placement exempt from registration pursuant to Rule 506(b) of Regulation D under Section 4(a)(2) of the Securities Act of 1933, as amended. Upon the issuance of the 685,000 shares of common stock and 1,893,000 warrants of the Company, the Sponsor Notes were cancelled and are no longer outstanding.

There were no Related Party Transactions during the three months ended September 30, 2022.

Recently Issued Accounting Pronouncements

See Note 1 to the consolidated financial statements contained in Part I, Item 1 of our Quarterly Report on Form 10-Q.

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are reviewed on an ongoing basis. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates, and revisions to accounting estimates are recognized in the period in which the estimate is revised.

We have adopted various accounting policies to prepare the Unaudited Condensed Consolidated Financial Statements in accordance with GAAP. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. In our 2021 Annual Report on Form 10-K, we identified the critical accounting policies which affect our more significant estimates and assumptions used in preparing our consolidated financial statements.

As of September 30, 2022 there have been no material changes to our critical accounting policies and estimates from those previously disclosed in our 2021 Annual Report on Form 10-K for the year ended December 31, 2021.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

The Company is a “smaller reporting company” as defined by Regulation S-K and, as such, is not required to provide the information contained in this item pursuant to Regulation S-K.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, that are designed to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired objectives.

Our management, with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of September 30, 2022. Based upon that evaluation and subject to the foregoing, our principal executive officer and principal financial officer concluded that, as of September 30, 2022, the design and operation of our disclosure controls and procedures were effective to accomplish their objectives at the reasonable assurance level.

Changes in Internal Control over Financial Reporting

There has been no change in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended September 30, 2022, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings.

Reference made to the Agreement and Plan of Merger dated as of March 12, 2021 to the Agreement and Plan of Merger effective as of March 12, 2021 and its Amendments 1 and 2 (collectively, the “Merger Agreement”) by and between the Shareholder Representative Services LLC, as representative of the Selling Securityholders of Theraplant (as defined in the Merger Agreement) (“Shareholder Representative”) and the Company. As disclosed in the Company’s Form 8-K of July 5, 2022, the Company, on June 28, 2022, received a complaint filed by Shareholder Representative against the Company in the Connecticut Superior Court (the “Complaint”). In the Complaint, the Shareholder Representative generally alleges breach of contract, breach of the covenant of good faith and fair dealing, and conversion with respect to Merger Agreement between the Plaintiff, as representative of the Selling Securityholders of Theraplant (as defined in the Merger Agreement), and the Company.

On September 27, 2022. Shareholder Representative filed in the Connecticut Superior Court an application for Modification of the Temporary Injunction Order, as amended, issued by the Court on September 13, 2022 against the Company. The Court Order in response to the amended complaint filed by the Plaintiff on August 3, 2022. The Amended Complaint, like the Complaint, generally alleges breach of contract, breach of the covenant of good faith and fair dealing, and conversion and included an allegation that the Company made payments of up to an aggregate of $600 thousand to families of certain Greenrose officers and such payments were either excessive or for services or work not performed. The Court Order issued on September 13, 2022, modified the prior order 104.86 and ordered that that the Company, and its officers, employees and agents be thereby restrained from disposing of, or voluntarily encumbering, except in the ordinary course of business, assets received directly or indirectly from TPT Holdings, LLC and/or Leafline Industries, LLC, until further order of the Court. The order does not apply to shares of Leafline LLC. In the Application, the Plaintiff seeks that the Court issue an order restraining and enjoining the Company (1) from encumbering, disposing of or transferring assets, including all assets in Connecticut (including all assets of Theraplant, its wholly owned subsidiary, including Theraplant’s bank accounts, facilities, and products or crops) to anyone other than the Plaintiff pending further order of the Court; (2) from engaging the services of Messrs. Lynch and/or Bossidy, which the Company previously disclosed on a Form 8-K dated and filed with the SEC on September 22, 2022; (3) to take all steps necessary to enable the Plaintiff and the Selling Securityholders to obtain the Greenrose shares of stock due them; and (4) from engaging in any other activity that might affect the operation of Theraplant or the ability of the Plaintiff to enforce any judgment it may obtain in this matter. The Company intends to continue to defend itself vigorously.

On September 26, 2022, Next Step Advisors, LLC, a Nevada limited liability company doing business in Maricopa County, Arizona, M. Sipolt Marketing, LLC, an Arizona limited liability company doing business in Maricopa County, Arizona, Sabertooth Investments, LLC, a Delaware limited liability company doing business in Maricopa County, Arizona, True Harvest, LLC, an Arizona limited liability company doing business in Maricopa County, Arizona (each a “Arizona Plaintiff” and collectively, the “Arizona Plaintiffs”) filed in the Superior Court of the State of Arizona in and for the County of Maricopa a complaint (the “Complaint”) against True Harvest Holdings, Inc. and The Greenrose Holding Company Inc. f/k/a Greenrose Acquisition Corp. (each a “Defendant” and collectively, the “Defendants” (as defined in the Complaint) and, for the purposes of this report, collectively, the “Company”) seeking monetary damages and such other and further relief as the Court might order. The Complaint generally alleges (i) breach of contract with respect to each Plaintiff pursuant to the promissory note between such Plaintiff and the Company, (ii) need for protection of Plaintiffs’ interests in the light of the Company’s financial condition and the Plaintiffs’ belief that the Company is insolvent, and (iii) a need for a receiver over Defendants to protect and preserve Plaintiffs’ interests with respect to Defendants.

On October 3, 2022, the Company removed this action to Arizona federal court. Motions by the Arizona Plaintiffs to remand the action to Arizona state court and dismiss the counterclaims asserted by the Company remain pending, and on November 10, 2022, the Arizona Plaintiffs filed a Motion to Dismiss counterclaims in Arizona federal court. The Arizona Plaintiffs’ Motion claims that Arizona federal court lacks jurisdiction over the dispute and that the matter must be litigated in Arizona state court, and also requested from the same court expedite consideration of this Motion. The Company’s response to the Arizona Plaintiff’s latest Motion filing is due by November 25, 2022. The Company believes it has meritorious counterclaims against the Arizona Plaintiffs as well as meritorious responses to the Arizona Plaintiff’s pending claims. The Company intends to defend itself vigorously.

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. At September 30, 2022 (with respect to Successor) and 2021 (with respect to Predecessor), other than described above, there were no further pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated operations. There are also no proceedings in which any of the Company’s significant shareholders, officers, or affiliates are an adverse party or have a material interest adverse to the Company’s interest.

Item 1A. Risk Factors.

Some factors that could cause our actual results to differ materially from those results in this report are described as risks in our Annual Report. Any of these factors could materially and adversely affect our business, financial condition, results of operations and cash flows. As of the date of this report, there have been no material changes to the risk factors previously disclosed in the Annual Report, other than what is included below.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this Quarterly Report on Form 10-Q. This Quarterly Report on Form 10-Q also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Unless the context otherwise requires, references in this section to “we,” “us,” “our,” “Greenrose” and the “Company” refer to The Greenrose Holding Company Inc. and its subsidiaries following the Theraplant Merger, or to Greenrose Acquisition Corp. prior to the Theraplant Merger, as the case may be.

Below is a summary of the principal factors that make an investment in Greenrose speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found below, after this summary, and should be carefully considered, together with other information in this Quarterly Report on Form 10-Q and our other filings with the Securities and Exchange Commission before making an investment decision regarding Greenrose.

Such risks and other factors may include, but are not limited to:

Risks Related to Credit Arrangements and Events of Default.

As described in Event of Default, on October 2, 2022, we received a notice of default, and on October 10, 2022, an additional notice of default (“Notice of Default”) from our Lenders under the Credit Agreement. While no acceleration of indebtedness has been invoked by our Lenders pursuant to the Credit Agreement as the result of the receipt of the Notice of Default and the occurrence of the corresponding cross defaults, we are required to classify our long-term obligations as current liabilities.

Upon the occurrence of such an event of default, if not timely cured, all amounts outstanding under our Credit Agreement could be declared to be immediately due and payable. If indebtedness under our Credit Agreement is accelerated, there can be no assurance that we will have sufficient assets to repay the indebtedness. The Company has not cured any defaults under the Credit Agreement. The operating and financial restrictions and covenants in our Credit Agreement and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

The Company is actively working with the lender to address the default; however, no assurances can be given as to the success of these actions.

Risk related to the Transaction Support Agreement

As discussed in the Company’s Report on Form 8-K dated November 14, 2022, on November 10, 2022, the Company entered into certain Transaction Support Agreement which contemplates the Company and the Company’s wholly owned subsidiaries to pursue either a Qualified Alternative Transaction Proposal (as defined in the Transaction Support Agreement) or a consensual Foreclosure (as defined in the Transaction Support Agreement).

There are numerous risks related to the transactions contemplated by the Transaction Agreement, including but not limited to:

●	the transactions are subject to a number of conditions outside of our control and therefore is not guarantee that the transactions will be completed on the terms set forth in the Transaction Support Agreement, in the time frame anticipated, or at all;

●	the implementation of the proposed transactions involves significant time and expense, and may also require significant time and attention from our senior management and employees, which could disrupt our current business and adversely affect our result of operations;

●	the transactions may subject us to operational, tax or other risks that we may not have identified or may fail to identify;

●	the Transaction Support Agreement may impact or limit our ability to pursuit other transactions or financing activities, which may have more favorable terms comparing to the proposed transactions contemplated by the Transaction Support Agreement; and

●	if we are unsuccessful in identifying or consummating a Qualified Alternative Transactions Proposal in the timeframe as sets forth in the Transaction Support Agreement, a consensual Foreclosure will occur under the terms of the Transaction Support Agreement.

Although we intend to pursue the transactions contemplated by the Transaction Support Agreement in accordance with the terms and conditions set forth therein, there can be no assurance that we will be successful in consummating transactions on the terms and conditions set forth in the Transaction Support Agreement. Even if we are successful in completing the proposed transactions, we may not realize some or all of the anticipated strategic, financial, operational or other benefits from such transactions. We have incurred, and will continue to incur, costs, expenses and fees for professional services and other transaction costs in connection with the transactions, and these fees and costs are payable by us regardless of whether the transactions are consummated. Any of these factors could have a material effect on our business, financial conditions or result of operations.

Risk Related to LIBOR Transition.

A substantial portion of our indebtedness bears interest at variable interest rates based on USD LIBOR. Changes in the method of determining LIBOR, or the replacement of LIBOR with an alternative reference rate, may adversely affect interest rates on our current or future indebtedness and may otherwise adversely affect our financial condition and results of operations.

In July 2017, the Financial Conduct Authority (“FCA”), the authority that regulates the London Inter Bank Offered Rate, or LIBOR, announced that it intended to stop compelling banks to submit rates for the calculation of LIBOR after 2021. FCA also announced that certain of the commonly used USD LIBOR tenors will continue to be published until June 30, 2023; however, the Federal Reserve, Federal Deposit Insurance Corporation and the Office of the Comptroller of Currency in the U.S. as well as the FCA announced that all market participants should stop using LIBOR in new contracts after December 31, 2021, subject to limited exemptions for loans and derivative products. Accordingly, new contracts entered into after December 31, 2021, must utilize an alternative reference rate. Our credit agreement is indexed to USD LIBOR. Changes in the method of determining LIBOR, or the replacement of LIBOR with an alternative reference rate, may adversely affect interest rates on our current or future indebtedness. Any transition process may involve, among other things, increased volatility or illiquidity in markets for instruments that rely on LIBOR, reductions in the value of certain instruments or the effectiveness of related transactions such as hedges, increased borrowing costs, uncertainty under applicable documentation, or difficult and costly consent processes. Furthermore, the transition away from LIBOR may result in increased expenses, may impair our ability to refinance our indebtedness or hedge our exposure to floating rate instruments, or may result in difficulties, complications or delays in connection with future financing efforts, any of which could adversely affect our financial condition and results of operations.

Risk Related to Unpredictable Market Conditions and Other Macroeconomics Factors.

We operate in a rapidly changing and competitive industry and our projections will be subject to the risks and assumptions made by management with respect to our industry and business. Operating results are difficult to forecast because they generally depend on a number of factors outside of our control, including the competition we face and macroeconomics trends, and our ability to attract and retain customers, deliver new products and services and expand market share. Additionally, our business may be affected by reductions in product demands, loss of customers, lack of new products, competition, regulation and a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. These factors make creating accurate forecasts and budgets challenging and, as a result, we may fall materially short of our forecasts and expectations, which could cause our stock price to decline and investors to lose confidence in us.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Recent Sales of Unregistered Securities

On July 7, 2022, the Company issued an additional 33,783 unregistered common shares to Imperial that were worth $75 thousand. The Company is required to issue $75 thousand worth of stock for each of the next two quarters, and $150 thousand worth of stock each subsequent quarter through maturity of the note in accordance with the agreement with Imperial.

Dividend Policy

The Company has never declared or paid a dividend on its common stock, and it does not anticipate paying cash or other dividends in the foreseeable future. We may retain future earnings, if any, for future operations and expansion and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any future outstanding indebtedness we or our subsidiaries incur.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable to our Company.

Item 5. Other Information.

There is no other information required to be disclosed under this item which was not previously disclosed.

Item 6. Exhibits.

The following exhibits are included as part of this report by reference:

Exhibit No.	Description
31.1*	Certification of Principal Executive Officer Pursuant to Securities Exchange Act Rules 13a-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Principal Financial Officer Pursuant to Securities Exchange Act Rules 13a-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.

**	Furnished

SIGNATURES

Pursuant to the requirements of the Section 13 or 15 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on the day of November 14, 2022

THE GREENROSE HOLDINGS COMPANY INC.

By:	/s/ Timothy Bossidy
Name:	Timothy Bossidy
Title:	Interim Chief Executive Officer

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Timothy Bossidy	Interim Chief Executive Officer	November 14, 2022
Timothy Bossidy	(Principal Executive Officer)

/s/ Bernard Wang	Chief Financial Officer	November 14, 2022
Bernard Wang	(Principal Financial and Accounting Officer)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2022 (November 10, 2022)

THE GREENROSE HOLDING COMPANY INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39217	84-2845696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Broadway
Amityville, NY	11701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 346-5270

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Units, each consisting of one share of common stock and one Pink redeemable warrant	OTC
Common stock, par value $0.0001 per share	OTCQX
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	OTCQB

Item 1.01 Entry Into A Material Definitive Agreement.

Execution of Transaction Support Agreement, Amendment No. 2 to Credit Agreement and Forbearance Agreement

On November 10, 2022, The Greenrose Holding Company Inc. (the “Company”), together with its wholly-owned subsidiaries Theraplant, LLC (“Theraplant”) and True Harvest Holdings, Inc. (“TH”, and together with Theraplant and the Company, the “Greenrose Entities”), entered into that certain Transaction Support Agreement with the Note Holders (as defined below) and the Lenders (the “Credit Agreement Consenting Lenders”, and collectively with the Note Holders, the “Consenting Lenders”) party to that certain Credit Agreement dated November 26, 2021 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of December 31, 2021, and as further amended by Amendment No. 2 to Credit Agreement (as defined below), the “Credit Agreement”) and DXR Finance, LLC (the “Agent”), in its capacity as Agent under the Credit Agreement (the “Transaction Support Agreement”).

The Transaction Support Agreement contemplates that the Greenrose Entities will pursue either a Qualified Alternative Transaction Proposal (as defined below) or a consensual Foreclosure (as defined below), in each case as described in more detail below. To the extent the Greenrose Entities pursue the Foreclosure, the Foreclosure will provide for, among other things: (i) the continuation of the Theraplant and TH businesses as a going concern; (ii) the assumption of employee liabilities, accounts payable and liabilities under assumed contracts; and (iii) NewCo (as defined below) will be obligated to offer each employee of Theraplant and TH employment at NewCo at (but subject to) closing of the Foreclosure on substantially the same terms as such employees’ existing employment arrangements.

For up to 50 days following entry into the Transaction Support Agreement, the Greenrose Entities, with the assistance of their advisors, including Ducera Securities LLC, will use commercially reasonable efforts to market themselves and their assets with the goal of receiving binding transaction proposals for, including but not limited to, a sale, disposition, reorganization, merger, financing or other type of transaction that, among other conditions, satisfies the payment obligations owed by the Greenrose Entities under the Credit Agreement, the DXR Secured Promissory Note (as defined below) and related loan documents (the “Obligations”), or is on such other terms as are acceptable to the Greenrose Entities, the Consenting Lenders and the Agent (such a proposal, a “Qualifying Alternative Transaction Proposal”). If the Greenrose Entities have not received an alternative transaction proposal that reasonably could become a binding Qualifying Alternative Transaction Proposal by not later than 30 days following the entry into the Transaction Support Agreement, then the marketing period shall end and the Greenrose Entities’ obligations under the Transaction Support Agreement with respect to the Foreclosure shall commence from and after the date upon which the Consenting Lenders deliver the Foreclosure Agreement. In the event that the Greenrose Entities receive more than one Qualifying Alternative Transaction Proposal, the Greenrose Entities shall hold an auction to determine the winning proposal.

On November 10, 2022, concurrently with the execution of the Transaction Support Agreement, the Greenrose Entities, as Guarantors, entered into an Amendment No. 2 to the Credit Agreement with the Credit Agreement Consenting Lenders and DXR Finance, LLC, as Agent (“Amendment No. 2 to the Credit Agreement”) pursuant to which the Credit Agreement Consenting Lenders agreed to fund an additional $10 million of loans, with $5 million to be borrowed immediately on the effective date of the Amendment No. 2 to the Credit Agreement and $5 million to be borrowed in one or more draws thereafter on or before December 31, 2022. Amendment No. 2 to the Credit Agreement also provided for certain amendments to the Credit Agreement to facilitate the transactions contemplated by the Transaction Support Agreement. In addition, as consideration for the Credit Agreement Lenders’ entry into Amendment No. 2 to Credit Agreement, the make whole period applicable to the loans under the Credit Agreement was extended by three (3) months to the thirty third month anniversary of the original closing date of the Credit Agreement.

If the Greenrose Entities fail to enter into a binding, fully executed Qualifying Alternative Transaction Proposal within the time periods specified in the Transaction Support Agreement, the Consenting Lenders and Agent will effectuate a foreclosure through the formation of a newly-formed company (“NewCo”) that will transmit an offer, in the form of a foreclosure agreement (the “Foreclosure Agreement”), to the Greenrose Entities to accept the Agent’s collateral (which constitutes substantially all assets of the Greenrose Entities) (the “Foreclosure”). Upon consummation of the Foreclosure, NewCo will also (i) assume certain liabilities of the Greenrose Entities, including employee liabilities, accounts payable and liabilities under assumed contracts and (ii) agree to fund the Greenrose Entities’ anticipated tax liabilities (collectively, the “NewCo Liabilities”). The consummation of the Foreclosure is subject to conditions set forth in the Transaction Support Agreement, including the provision by the Consenting Lenders of sufficient wind-down funding, receipt of required regulatory approvals and the execution of a mutual release agreement between the Greenrose Entities, on the one hand, and NewCo, the Agent and Consenting Lenders, on the other hand, and new indemnification agreements between NewCo and current officers and directors of the Greenrose Entities.

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The Transaction Support Agreement may be automatically terminated upon the occurrence of specified events, including, without limitation, the consummation of the Foreclosure, any material breach of the Transaction Support Agreement that is not cured within ten days of receipt of written notice, or the date that is 90 days from the date on which the Greenrose Entities present the Transaction Support Agreement to the Connecticut Department of Consumer Protection. For a period of 25 days after the entry into the Transaction Support Agreement (the “Limited Diligence Out Period”), the Agent and Consenting Lenders may also terminate the Transaction Support Agreement to the extent that the Greenrose Entities (i) breach their obligation to make certain information available to the Agent and Consenting Lenders in connection with their diligence review of the NewCo Liabilities and fail to cure such breach within either five days’ notice of such breach or by the expiration of the Limited Diligence Out Period or (ii) the Agent or Consenting Lenders discover material NewCo Liabilities which were not previously disclosed by the Greenrose Entities.

On November 10, 2022, concurrently with the execution of the Transaction Support Agreement, the Greenrose Entities, as Guarantors, entered into a forbearance agreement with the Lenders party to the Credit Agreement, the holders (the “Note Holders”) of that certain Secured Promissory Note in an original principal amount of $15,300,000 dated as of October 12, 2022 (the “DXR Secured Promissory Note”) and DXR Finance, LLC, as Agent (the “Forbearance Agreement”). Pursuant to the Forbearance Agreement the parties thereto agreed that that the Lenders, the Note Holders and the Agent will provide a limited forbearance (as set forth in Section 2.02 of the Forbearance Agreement) by terms of which the Lenders and the Agent will forbear from accelerating the Obligations and otherwise exercising any rights, remedies, powers, privileges and defenses under the Credit Agreement, the DXR Secured Promissory Note and related loan documents as a result of the existence of certain types of Events of Default, for the Forbearance Period (as defined in the Forbearance Agreement) that will expire on the Forbearance Termination Date (as defined in the Forbearance Agreement).

In connection with the Transaction Support Agreement, the Company paid to the Agent for the benefit of the Credit Agreement Lenders party to the Forbearance Agreement a forbearance payment equal to 1.00% of the principal amount of loans outstanding under the Credit Agreement immediately prior to the effectiveness of the Forbearance Agreement, and will pay (subject to the occurrence of certain events as more fully described in the Forbearance Agreement) such additional forbearance payments as provided in the Forbearance Agreement.

The foregoing descriptions of the Transaction Support Agreement, Amendment No. 2 to the Credit Agreement and the Forbearance Agreement do not purport to be complete and are subject to and qualified in its entirety by reference to the complete text of such agreement, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively and are incorporated herein by reference.

Although the Greenrose Entities intend to pursue the transactions described herein in accordance with the terms and conditions set forth in the Transaction Support Agreement, there can be no assurance that the Greenrose Entities will be successful in consummating transactions on the terms and conditions set forth in the Transaction Support Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1	Transaction Support Agreement
10.2*	Amendment No. 2 to Credit Agreement
10.3	Forbearance Agreement
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 10.1)

*	Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished as a supplement to the SEC upon request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENROSE HOLDING COMPANY INC.

Date: November 14, 2022	By:	/s/ Tim Bossidy
	Name:	Tim Bossidy
	Title:	Interim Chief Executive Officer

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